Exhibit 10.11

Execution Version

EQUITY FUNDING AGREEMENT

by and between

FULCRUM SIERRA BIOFUELS, LLC

and

BARRICK GOLDSTRIKE MINES INC.

Dated as of February 9, 2011

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Exhibits:

Exhibit A	Form of Closing Date Company LLC Agreement

Schedules:

Schedule 3.1(d)	Litigation
Schedule 3.1(e)	Ownership of Equity Interests
Schedule 3.1(f)	Governmental Approvals
Schedule 3.1(i)	Compliance with Applicable Law
Schedule 3.1(j)	Environmental Matters
Schedule 3.1(k)	Permits
Schedule 3.1(l)	Real Property
Schedule 3.1(o)	Material Contracts
Schedule 3.1(p)	Employee and Labor Matters
Schedule 3.1(u)	Brokerage Fees
Schedule 3.1(v)	Intellectual Property

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EQUITY FUNDING AGREEMENT

This Equity Funding Agreement (the “Agreement”) is made and entered into as of February 9, 2011 (the “Effective Date”), between FULCRUM SIERRA BIOFUELS, LLC, a Delaware limited liability company (the “Company”), and BARRICK GOLDSTRIKE MINES INC., a Colorado corporation (the “New Member”).

RECITALS

A. The Company was originally formed by Fulcrum Sierra Holdings, LLC, a Delaware limited liability company (“Fulcrum”) on February 7, 2008. Fulcrum is the current direct legal and beneficial owner of 90% of the membership interests of the Company immediately prior to the consummation of the transactions contemplated hereby, and IMS Nevada LLC, a Delaware limited liability company (“IMS Nevada” and, together with Fulcrum, the “Current Members”) is the current direct legal and beneficial owner of 10% of the membership interests of the Company immediately prior to the consummation of the transactions contemplated hereby.

B. The Company is currently developing a waste-to-fuels conversion project to be located at 3600 Peru Drive, McCarran, Storey County, Nevada 89434 (the “Project”). The Project will use gasification technology to convert municipal solid waste into synthesis gas. The synthesis gas is converted into ethanol and used to produce renewable energy for the Project’s station use and for the production of ethanol.

C. The New Member agrees to make a capital investment in the Company to help fund the development, construction, ownership, operation and maintenance of the Project.

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE 1.

DEFINED TERMS

1.1 Defined Terms.

Capitalized terms used but not otherwise defined herein shall have the meaning set forth below.

“AAA” has the meaning set forth in Section 5.10(b).

“Accepted Update” has the meaning set forth in Section 2.4(c).

“Affiliate” means with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

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“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means any constitution, statute, law, rule, regulation, ordinance, judgment, order, writ, decree or governmental approval, or any directive or requirement that has the force of law, or other governmental restriction that has the force of law, or any determination by, or interpretation of any of the foregoing by, any judicial authority, applicable to and/or binding on the Company or the New Member, as the context may require, in each case as modified and/or supplemented.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which commercial banks in New York, New York are authorized or required to be closed.

“Capital Contribution” has the meaning set forth in Section 2.1.

“Class A Interests” has the meaning set forth in the Closing Date Company LLC Agreement.

“Class B Interests” has the meaning set forth in the Closing Date Company LLC Agreement.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Closing Date Company LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, to be entered into among the Current Members and the New Member on the Closing Date, in the form attached as Exhibit A.

“COD” has the meaning set forth in the Closing Date Company LLC Agreement.

“Contracts” means, with respect to any Person, any contracts, agreements, subcontracts, mortgages, leases, licenses, indentures, notes, bonds, loans, contracts for insurance policies, sales orders, purchase orders, or other legally binding agreements (including any document or instrument evidencing any indebtedness), whether written or oral, to which or by which such Person is legally bound.

“Control” means, with respect to any Person, the possession, directly or indirectly, of either of the power or authority, through ownership of voting securities, by contract or otherwise, to direct or cause the direction of the management or policies of such Person.

“Current Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated April 1, 2008, between the Current Members.

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“Current Members” has the meaning set forth in Recital A.

“Damages” means any and all claims, injuries, lawsuits, liabilities, losses, damages, judgments, fines, penalties, deficiencies, costs and expenses, including the reasonable fees and disbursements of counsel and experts (including reasonable fees of attorneys and paralegals, whether at the pre-trial, trial, or appellate level, or in arbitration) and all amounts reasonably paid in investigation, defense, or settlement of any of the foregoing.

“Effective Date” has the meaning set forth in the preamble.

“Environmental Law” means any and all Applicable Laws and permits issued, promulgated or entered into by any Governmental Authority relating to the environment, the protection or preservation of human health or safety, including the health and safety of employees, the preservation or reclamation of natural resources, or the management, release or threatened release of Hazardous Substances.

“Environmental Liability” means any and all liabilities, remedial obligations, claims, demands, costs, damages, losses, expenses, penalties, fines, interest, attorneys’ or consultants’ fees, court costs and other costs of suit incurred or imposed pursuant to Environmental Laws, including (i) pursuant to any order, notice of violation, notice of responsibility, directive, injunction, judgment or similar act (including settlements) by any Governmental Authority to the extent arising out of a violation of or liability under Environmental Laws or (ii) pursuant to any claim or cause of action by a Governmental Authority or other third Person for personal injury, property damage, damage to natural resources or remediation or response costs to the extent arising out of or attributable to any violation of or liability under, or any remedial obligation under, any Environmental Law.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person which is (or at any relevant time was) controlled by, controlling or under common control with the Company (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA).

“Exhibits” means the Exhibits attached to this Agreement.

“FERC” means the Federal Energy Regulatory Commission.

“Financial Closing” means the execution and effectiveness of the documents that will provide the debt and equity financing necessary to construct and complete the Project, at which time $110,000,000 of the debt and equity financing shall be available to the Company.

“Financial Statements” has the meaning set forth in Section 3.1(h).

“Fulcrum” has the meaning set forth in the Recital A.

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“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied and maintained on a consistent basis for a Person throughout the period indicated.

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality of any country, state, province, county, parish or municipality, jurisdiction, or other political subdivision thereof.

“Hazardous Substances” means (A) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, solid wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (B) any friable asbestos or friable asbestos containing material; (C) polychlorinated biphenyls (“PCBs”), or PCB containing materials or fluids; (D) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof; (E) any radioactive substances; and (F) any wastes, substances, products, pollutants or materials, whether solid, liquid or gaseous, that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated as such by any Governmental Authority under any Environmental Laws.

“Impasse Notice” has the meaning set forth in Section 5.10(a).

“IMS Nevada” has the meaning set forth in the Recital A.

“Indebtedness” means at a particular time, without duplication, (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness or other liability evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course of Business which are not more than 90 days past due), (d) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (e) any indebtedness or other liability including “Indebtedness” described in the definition hereof guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), and (f) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss.

“Indemnified Persons” has the meaning set forth in Section 4.1.

“Indemnifying Party” has the meaning set forth in Section 4.1.

“IRS” means the Internal Revenue Service of the United States of America.

“Knowledge” or “Known” means the actual knowledge of the individuals named below: (i) with respect to the Company, Eric Pryor and Jeanne Benedetti and (ii) with respect to the New Member, Larry Morasse and Blake Measom.

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“Liens” means any liens, pledges, claims, security interests, encumbrances, easements, rights of way, mortgages, deeds of trust, covenants, restrictions, rights of first refusal or defects in title, whether arising by agreement, operation of law, statute or otherwise.

“Made Available” means, with respect to any documents or other information, that the applicable Party has delivered such documents or information to the receiving Party, in hard copy, electronically, through storage media or otherwise, or made such documents or information available to the receiving Party on a designated data site.

“Management Representative” has the meaning set forth in Section 5.10(a).

“Manager” has the meaning set forth in the Closing Date Company LLC Agreement.

“Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company, taken as a whole, excluding any effect resulting from (a) any change in political, social, economic, industry, market or financial conditions (including changes in the general state of the energy generation industry, transmission and distribution industry, prices of purchasing or transporting fossil fuels, interest rates, or consumer confidence), so long as such change is general, regional or national in nature, and does not have a disproportionate effect on the Company, taken as a whole, compared to other owners or operators of power generation facilities, (b) any change in Applicable Law or regulatory policy that does not have a disproportionate effect on the Company, taken as a whole, compared to other owners or operators of power generation facilities, or (c) the execution or delivery of the Transaction Documents or the transactions contemplated thereby or the announcement thereof.

“Material Contract” means, except as otherwise provided below, with respect to any Party:

(i) any Contract for the lease of personal property to or from any person providing for lease payments in excess of $25,000 over the remaining life of the Contract;

(ii) any Contract for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which involves consideration in excess of $25,000 over the remaining life of the Contract;

(iii) any Contract relating to Indebtedness of a Party, including any agreement or commitment for loans, credit or financing entered into by a Party or any letter of credit or guarantee issued by or on behalf of a Party;

(iv) any partnership, limited liability company, or joint venture agreement;

(v) any Contract relating to (A) the purchase, sale or transmission of electrical energy, electrical capacity or fuel, (B) Portfolio Credits, (C) hedges or similar instruments related thereto, (D) the right of the Company to interconnect the Project to a

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commercially recognized electrical transmission system, or (E) indemnification for claims, liabilities or violations of or under Environmental Laws;

(vi) any Real Property Documents;

(vii) any Contract related to intellectual property rights;

(viii) any operation and maintenance agreement, project management agreement, or administrative services agreement, under which an entity performs services for the Company; and

(ix) any material judgment or settlement agreement which has not been fully performed.

“Negotiation Period” has the meaning set forth in Section 5.10(a).

“New Member” has the meaning set forth in the preamble.

“Nevada Renewable Energy Law” means the laws and regulations set forth in the Nevada Revised Statutes Sections 704.7801 through 704.7828 and the Nevada Administrative Code Sections 704.8831 through 704.8939.

“Ordinary Course of Business” means the ordinary conduct of business consistent with past custom and practice (including with respect to quantity, frequency and dollar amount) within the prior two year period.

“Organizational Documents” means articles of incorporation, certificate of incorporation, charter, bylaws, articles of organization, formation or association, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Party” means a party to this Agreement.

“Permits” means all licenses, franchises, permits, certificates, orders, approvals, exemptions, registrations, variances, clearances or other authorizations from, or filings or certifications made with, Governmental Authorities, including Permits under Environmental Laws.

“Permitted Liens” means (a) Liens for any Tax not yet due or being contested in good faith and by appropriate proceedings, so long as (i) such proceedings do not involve any substantial danger of the sale, forfeiture or loss of the Project, the Project Site or any easements, as the case may be, title thereto or any interest therein, and do not interfere in any material respect with the use of the Project, and (ii) adequate reserves have been provided therefor to the extent required by and in accordance with GAAP, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, employees’, contractors’, operators’ or other similar liens or charges securing the payment of expenses not yet due and payable that were incurred in the Ordinary Course of Business of the Company or that are being contested in good faith and by appropriate

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proceedings, so long as (i) such proceedings do not involve any substantial danger of the sale, forfeiture or loss of the Project, the Project Site or any easements, as the case may be, title thereto or any interest therein, and do not interfere in any material respect with the use of the Project, and (ii) adequate reserves have been provided therefor to the extent required by and in accordance with GAAP, (c) trade contracts or other obligations of a like nature incurred in the Ordinary Course of Business by the Company not to exceed $100,000 in the aggregate, and (d) obligations or duties under any Real Property Documents.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

“Portfolio Credits” has the meaning set forth in the Closing Date Company LLC Agreement.

“Project” has the meaning set forth in Recital B.

“Project Site” means the real property rights held by the Company for use in connection with the development, construction, ownership, operation and maintenance of the Project.

“PUHCA” has the meaning set forth in Section 3.1(t).

“Real Property” means all real property owned by the Company or to which the Company has rights under easements or rights of way.

“Real Property Documents” means each grant deed, easement or other instrument granting the Company its interest in and to the Real Property.

“Schedules” means the Schedules attached to this Agreement.

“Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Returns” means any return, report, statement, information return or other document (including any amendments thereto and any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Terminating Notice Period” has the meaning set forth in Section 2.4(b).

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“Transaction Documents” means this Agreement and the Closing Date Company LLC Agreement.

“Updating Information” has the meaning set forth in Section 2.4(a).

1.2 Rules of Interpretation.

The rules of interpretation set forth below apply to this Agreement:

(a) All terms in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b) As used in this Agreement and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document shall control.

(c) The words “hereof”, “herein”, “hereunder”, and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” shall mean “including without limitation”.

(d) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(e) Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein, if applicable, in accordance with the terms of this Agreement.

(f) Any references to a Person are also to its successors and assigns, if applicable, permitted under this Agreement.

(g) All Article and Section titles or captions contained in this Agreement or in any Exhibit or Schedule referred to herein and the table of contents of this Agreement are for convenience only and shall not be deemed a part of this Agreement or affect the meaning or interpretation of this Agreement. Unless otherwise specified, all references herein to numbered Articles and Sections are to Articles and Sections of this Agreement, as applicable, and all references herein to Schedules or Exhibits are to Schedules and Exhibits to this Agreement.

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(h) Unless otherwise specified, all references contained in this Agreement, in any Exhibit or Schedule referred to herein or in any instrument or document delivered pursuant hereto, to “dollars” or “$” shall mean United States dollars.

(i) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE 2.

CAPITAL CONTRIBUTION

2.1 Capital Contribution. At the Closing, subject to the satisfaction or waiver of the conditions set forth in Section 2.3, the New Member shall pay in cash, by wire transfer of immediately available funds to an account designated by the Company the amount of Ten Million Dollars ($10,000,000) (the “Capital Contribution”), as a capital contribution to the Company in return for the issuance to the New Member of 100% of the Class B Interests in the Company and certain preferential rights with respect to the distribution of Portfolio Credits, as described in Section 5.2 of the Closing Date Company LLC Agreement.

2.2 Closing. The closing of the Capital Contribution and the issuance of the Company Class B Interest and the other transactions contemplated by Section 2.1 (the “Closing”) will take place (a) at the offices of Orrick, Herrington & Sutcliffe LLP at 405 Howard Street, San Francisco at 10:00 a.m. (Pacific time) on the date (the “Closing Date”) upon which all of the conditions in Section 2.3 have been satisfied or, in the case of conditions not satisfied, waived in writing by the New Member or (b) at such other place and time as the Company and the New Member may mutually agree.

2.3 Conditions Precedent to the Obligations of the New Member.

The obligation of the New Member to make the Capital Contribution and consummate the Closing will be subject to the satisfaction or waiver by the New Member, in its sole discretion, of each of the conditions set forth below:

(a) Each of the representations and warranties of the Company in Section 3.1 shall be true and correct in all material respects as of the Closing Date (as such representations and warranties may be updated pursuant to Section 2.4 and for which the Terminating Notice Period has expired), provided that each such representation and warranty that contains an express materiality qualification shall be true and correct in all respects as of the Closing Date (as such representations and warranties may be updated pursuant to Section 2.4 and for which the Terminating Notice Period has expired), and no default shall exist with respect to the obligations or covenants of the Company under this Agreement or the Closing Date Company LLC Agreement. No Updating Information, individually or collectively, would reasonably be expected to cause a Material Adverse Effect.

(b) The Company shall have delivered to the New Member an officer’s certificate of an authorized officer or officers of the Company, certifying that each of the

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representations and warranties of the Company in Section 3.1 are true and correct in all respects as of the Closing Date (as such representations and warranties may be updated pursuant to Section 2.4), and that no default exists with respect to the covenants or obligations of the Company under this Agreement as of the Closing Date.

(c) The Company shall have delivered to the New Member a certificate from the secretary or assistant secretary of the Company attaching true, correct and complete copies of the Organizational Documents of the Company and resolutions of the Company authorizing the execution the Transaction Documents.

(d) The Closing Date Company LLC Agreement shall have been duly executed and delivered by the Current Members, and shall be the binding and enforceable obligation of the Current Members.

(e) The Financial Closing shall have occurred.

(f) The lender providing the debt financing shall have, upon terms and conditions satisfactory to the New Member, agreed to the distributions of the Portfolio Credits in accordance with the Closing Date Company LLC Agreement while the Company is in compliance with its obligations under such debt financing.

2.4 Update to Disclosure Schedules.

(a) Updating Information. The Company may supplement, modify or amend, during the period before the Closing Date, the information required to be set forth on its disclosure schedules qualifying the representations and warranties made by the Company (such information and additional schedules collectively being called the “Updating Information”).

(b) Election Not to Close. Upon providing any Updating Information, the Company, at its election, may invoke the procedures set forth under this Section 2.4(b) in order to allow an early determination as to whether the Updating Information, together with all previously provided Updating Information, would permit Barrick not to consummate the transactions contemplated herein because the conditions to Barrick’s obligations to consummate the transactions as set forth in Section 2.3 would not be satisfied. Barrick shall have the right to review the Updating Information, together with all previously provided Updating Information, for a period of twenty (20) Business Days after receipt thereof (the “Terminating Notice Period”). At any time within the Terminating Notice Period, Barrick shall have the right to terminate this Agreement by written notice to the Company if the Updating Information, together with all previously provided Updating Information, discloses that a condition to Barrick’s obligations to consummate the transactions set out in Section 2.3 hereof would not be satisfied, which notice shall specify in reasonable detail the Updating Information forming the basis for the decision to terminate, the condition which would not be satisfied and the reason therefor. Such termination right shall be Barrick’s sole remedy in respect of the incorrectness or a breach of a representation and warranty as disclosed by such Updating Information if the procedures set forth in this Section 2.4(b) have been invoked by the Company in connection therewith. If such termination notice is not received within the Terminating Notice Period, the provisions of Section 2.4(c) shall apply.

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(c) Effect of Updating Information. If the Company delivers Updating Information and the Closing occurs notwithstanding the Updating Information, the information constituting such Updating Information shall be deemed an “Accepted Update”. With respect to any Accepted Update, (i) any incorrectness or breach caused by the Accepted Update shall be deemed cured, (ii) the relevant disclosure schedule(s) shall be deemed to be supplemented, modified or amended by such Accepted Update as of the Effective Date for all purposes of this Agreement, and (iii) any applicable representations and warranties to which such Accepted Update refers shall be deemed qualified as of the Effective Date by such Accepted Update.

2.5 Access and Investigation. Prior to the Closing Date, and upon reasonable notice from the New Member, the Company shall (a) afford the New Member full and free access, during normal business hours, to the Project Site and the Company’s personnel, assets, contracts, and records, (b) furnish the New Member with copies of all such contracts and records as the New Member may reasonably request, (c) furnish the New Member with such additional financial, operating, and other relevant data and information as the New Member may reasonably request, in each case for any purpose reasonably related to the New Member’s interest in the Company, and shall otherwise cooperate and assist, to the extent reasonably requested by the New Member, with the New Member’s investigation of the Project and the Company.

2.6 Other Actions on the Closing Date. Subject to the satisfaction or waiver of the conditions precedent in Section 2.3 on the Closing Date, the Company shall execute and deliver to the New Member a certificate of limited liability company interests in the Company in the form attached to the Closing Date Company LLC Agreement representing the Class B Interests issued to and held by the New Member as of such date, after giving effect to the transactions contemplated by this Agreement.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company represents and warrants to the New Member as set forth below, in each case as of the Effective Date and, unless otherwise provided below, as of the Closing Date:

(a) Organization, Good Standing, Etc. The Company is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the relevant power and authority to own, lease and operate its properties and to carry on its business as being conducted, and is qualified to do business, and is in good standing, in each jurisdiction in which the property owned or leased and operated by it or the nature of its business makes such qualification necessary except where failure to so qualify would not reasonably be expected to result in a Material Adverse Effect.

(b) Authority. The Company has the necessary power and authority to enter into the Transaction Documents, to perform its obligations thereunder and to consummate the transactions contemplated therein. All actions or proceedings to be taken by or on the part of the Company to authorize and permit the due execution and valid delivery by the Company of the Transaction Documents and each other agreement instrument or certificate required to be duly executed and validly delivered by it pursuant thereto, the performance by the Company of its

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obligations thereunder, and the consummation by the Company of the transactions contemplated therein, have been duly and properly taken. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, and, upon the execution and delivery by Company of the Closing Date Company LLC Agreement, such Closing Date Company LLC Agreement will constitute the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability of this Agreement and the Closing Date Company LLC Agreement (i) may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) No Conflicts. The execution and delivery of the Transaction Documents and the performance by the Company of its obligations thereunder will not (i) violate any Applicable Law to which the Company is subject, (ii) conflict with or cause a breach of any provision in the Organizational Documents of the Company or (iii) cause a breach of, constitute a default under, cause the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any authorization, consent, waiver or approval under any Contract, Permit, instrument, decree, judgment or other arrangement to which the Company is a party or under which it is bound or to which any of its assets are subject (or result in the imposition of a Lien upon any such assets), except, in each case, to the extent that such violation, conflict or breach would not reasonably be expected to have a Material Adverse Effect.

(d) Absence of Litigation. Except as set forth on Schedule 3.1(d), neither the Company, the Project nor the Project Site (i) is subject to any outstanding injunction, judgment, writ, order, decree, or ruling, (ii) is subject to any pending action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator, including with respect to environmental matters, or (iii) to the Knowledge of the Company, is threatened with being made a party to any action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator, including with respect to environmental matters.

(e) Ownership. Prior to giving effect to the transactions contemplated by this Agreement, (i) Fulcrum owns, of record and beneficially, 90% of the Percentage Interests (as defined in the Current Company LLC Agreement) of the Company, and (ii) IMS Nevada owns, of record and beneficially, 10% of the Percentage Interests (as defined in the Current Company LLC Agreement) of the Company and no other Person owns or holds any equity interest, option, right, subscription, warrant, preemptive right, interest appreciation, phantom equity, performance interest or other right with respect to equity or membership interests in the Company. In particular, neither of the circumstances that would give IMS Nevada the right to purchase Fulcrum’s membership interest in the Company pursuant to Section 9.11 of the Current Company LLC Agreement has occurred and, therefore, IMS Nevada has no right to purchase Fulcrum’s membership interest. The Company has no subsidiaries. The Company does not own or hold, directly or indirectly, any equity or other ownership interest in any corporations, limited liability companies, partnerships, joint ventures or other entities. There are no outstanding options, warrants, calls, puts, convertible securities or other contracts of any nature obligating the

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Company to issue, deliver or sell, or entitling any Person to receive, membership interests or other securities in the Company, except as provided herein, and no other Person owns or, except as set forth in the first sentence of this Section 3.1(e), holds any equity interest, option, right, subscription, warrant, preemptive right, interest appreciation, phantom equity, performance interest or other right with respect to equity or membership interests in the Company. Except as set forth on Schedule 3.1(e), prior to giving effect to the transactions contemplated by this Agreement, no equity interests the Company have been pledged to any party as security, or are otherwise subject to any encumbrance. The Company is not party to any voting trust, proxy or other agreement or understanding with respect to the voting of its equity interests.

(f) Governmental Approvals and Filings. Except as set forth on Schedule 3.1(f), no consent or filing with or notice to any Governmental Authority is required to be obtained or made by the Company for the execution, delivery and performance by it of the Transaction Documents or the consummation of the transactions contemplated thereby, which includes without limitation the development, construction, ownership, operation and maintenance of the Project.

(g) Tax Matters. The Company has filed, or has caused to be filed on its behalf, all Tax Returns required to be filed (after giving effect to any extensions that have been requested by, and granted to such party by the applicable Governmental Authority) and has paid, or has caused to be paid on its behalf, all Taxes owed (whether or not shown as due on the Tax Returns), except to the extent that any failure to file or pay Taxes would not reasonably be expected to have a Material Adverse Effect.

(h) Financial Statements. Copies of the unaudited consolidated financial statements of the Company for the year ended December 31, 2009 and the interim financial statements for the period ending September 30, 2010 (the “Financial Statements”) have been Made Available to the New Member. The Financial Statements have been prepared in accordance with GAAP and present fairly in all material respects the financial position of the Company as of the date of such financial statements (subject to customary year-end adjustments and the absence of footnotes). The Company does not have any obligations or liabilities that are not reflected in the Financial Statements or the notes thereto and which in any such case are material in relation to its business, operations, properties, assets or financial condition, taken as a whole, except to the extent that failure to disclose any such obligations or liabilities would not reasonably be expected to have a Material Adverse Effect. Since December 31, 2009, there has not been any event, occurrence, development, circumstance or condition that has had, or would reasonably be expected to have, a Material Adverse Effect.

(i) Compliance with Applicable Law. Except (A) as set forth on Schedule 3.1(i), (B) with respect to Environmental Laws (the representations and warranties for which are given in Section 3.1(j)), and (C) with respect to Taxes (the representations and warranties for which are given in Section 3.1(g)), (1) the Company and the Project are currently in compliance in all material respects with all Applicable Law, (2) the Company and the Project have been in compliance in all material respects with all Applicable Law, and (3) neither the Company nor the Project has received written notice from any Governmental Authority or any other Person alleging an actual or potential violation of any Applicable Laws, except, in each

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case, to the extent that such violation would not reasonably be expected to have a Material Adverse Effect.

(j) Environmental Matters. Except as set forth on Schedule 3.1(j), to the Company’s Knowledge, (i) the Company is and has been in compliance in all material respects with all Environmental Laws, including, without limitation, the terms and conditions of all Permits required under Environmental Laws, (ii) no Hazardous Substances have been disposed, arranged for disposal, released, or transported into, onto, at or from the Project since January 2006 or, to the Knowledge of the Company, before January 2006, or into, onto, at or from any other property owned or formerly owned by the Company or any of their respective predecessors, that has resulted or reasonably would be expected to result in any material Environmental Liabilities against the Company; and (iii) the Company has not received written notice or, to the Knowledge of the Company, any other notice from any Governmental Authority or any other Person alleging an actual or potential violation of or liability under any Environmental Laws.

(k) Permits. Schedule 3.1(k) contains a list of all of the Company’s Permits. As of the Closing Date, the Company will have in full force and effect all Permits necessary to develop, construct, own, lease, operate and maintain the Project, except for any Permit which can reasonably be expected to be obtained by the Company prior to the time that it becomes required. The Company is currently in compliance in all material respect with all Permits that have been obtained. The Company has not received written notice from any Governmental Authority or any other Person alleging an actual or potential violation of, non-compliance with or liability under any Permit. The Company has Made Available a copy of each Permit to the New Member.

(l) Real Property.

(i) Except as set forth on Schedule 3.1(l), the Company does not own fee simple title or hold any leasehold interest or other interest in and to any Real Property.

(ii) Except as set forth on Schedule 3.1(l), the Company has not been informed in writing by any Person that the Company is in breach of any of its obligations with respect to the Real Property. Neither the Company nor, to the Knowledge of the Company, any other party, is in default under the Real Property Documents, and no defaults (whether or not subsequently cured) by the Company or, to Knowledge of the Company, any other party, have been alleged thereunder.

(iii) The Company has not received written notice of, nor does it have any Knowledge of, any action, proceeding, taking or litigation (pending or threatened), or special assessment relating to the Real Property or the interests of the Company therein.

(iv) As of the date hereof, there are no Contracts or other obligations outstanding for the sale, exchange, material encumbrance, lease or transfer of the Company’s interest in the Real Property.

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(m) Title to Project. The Company has good title to, or has contractual rights to use or obtain pursuant to the Material Contracts, all of the property and assets (whether real or personal, tangible or intangible) necessary for the use, development, construction, ownership, maintenance and operation of the Project, other than those properties and assets that can reasonably be expected to be commercially available at or for delivery to the Project Site on commercially reasonable terms. The equipment and facilities held by the Company are in good operating condition and repair (subject to normal wear and tear), and are suitable for their intended use.

(n) Liens. All assets owned by the Company are free and clear of all Liens, other than Permitted Liens.

(o) Material Contracts. Schedule 3.1(o) contains a list of all Material Contracts to which the Company is a party or by which its assets are bound. Each Material Contract is in full force and effect and binding on the Company, and to the Knowledge of the Company, on the other parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally. Neither the Company nor, to the Knowledge of the Company, any other party to a Material Contract, is in material default under any Material Contract, and no event has occurred which with notice or lapse of time or both would constitute such a default. The Company has Made Available a copy of each Material Contract to the New Member.

(p) Employee and Labor Matters. The Company does not have any employees. Except as set forth in Schedule 3.1(p), neither the Company nor any ERISA Affiliate has maintained, sponsored, administered or participated in any employee benefit plan, program or arrangement, including any employee benefit plan subject to ERISA.

(q) Tax Character. The Company is a “disregarded entity” for federal income tax purposes. No elections have been or will be filed with the IRS to treat the Company as an association taxable as a corporation.

(r) Portfolio Credits. The electricity to be generated by the Project, as constructed, will be eligible for Portfolio Credits usable by the New Member (or any designee of the New Member permitted under applicable law to use such Portfolio Credits) toward meeting the Nevada renewable portfolio standard requirements under the Nevada Renewable Energy Law, and the Company has or will have all right, power and authority to transfer such Portfolio Credits to the New Member as contemplated by the Closing Date Company LLC Agreement.

(s) Public Utility Holding Company. The Company is not subject to, or is exempt from, regulation as a “holding company,” a “public utility company,” or a “subsidiary,” “affiliate” or “associate company” of a “holding company,” as those terms are defined in the Public Utility Holding Company Act of 2005, as amended, and FERC’s implementing regulations thereunder (“PUHCA”).

(t) United States Person. The Company is a “United States Person”, not subject to withholding under Section 1446 of the Code.

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(u) Brokers. Except as set forth on Schedule 3.1(u), no broker, finder, investment banker, or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereunder, based upon arrangements made by or on behalf of the Company for which the New Member or the Company will be responsible.

(v) Intellectual Property.

(i) Except as set forth in Schedule 3.1(v), the Company owns or holds a valid and enforceable license or right to use the technology and intellectual property rights necessary to develop, construct, own, operate and maintain the Project in a commercially reasonable manner.

(ii) No actions by the Company or any product, process, method, substance, part or other material presently contemplated to be sold or employed by the Company infringes upon or misappropriates the intellectual property rights of any other Person.

(w) Sufficiency of Property, Services, Etc. As of the Closing Date, all easements, leasehold and other property interests, and all utility and other services, means of transportation, facilities, other materials and other rights that can reasonably be expected to be necessary for the development, construction, ownership, operation and maintenance of the Project (including without limitation gas, electrical, water and sewage services and facilities) have been procured or are commercially available to the Project at the Project Site and, to the extent appropriate, arrangements have been made for such easements, interests, services, means of transportation, facilities, materials and rights.

(x) Full Disclosure.

(i) The representations and warranties of the Company contained in this Agreement are true and correct in all material respects and do not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained herein not materially misleading in light of the circumstances in which they were made.

(ii) There is no fact Known to the Company that has not been disclosed to the New Member in writing (including any documents or agreements Made Available to the New Member) that would reasonably be expected to be material to the New Member’s decision to enter into this Agreement, provided that this Section 3.1(x)(ii) shall not obligate the Company to disclose information or events that would qualify for the exclusions referenced in clauses (a), (b) or (c) of the definition of “Material Adverse Effect” in Section 1.1.

3.2 Representations and Warranties of the New Member. The New Member represents and warrants to the Company as set forth below, in each case as of the Effective Date and, unless otherwise provided below, as of the Closing Date:

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(a) Organization, Good Standing, Etc. The New Member is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has the corporate power and authority to own, lease and operate its properties and to carry on its business as being conducted on the date hereof.

(b) Authority. The New Member has the necessary power and authority to enter into the Transaction Documents to which it is a party, to perform its obligations thereunder, and to consummate the transactions contemplated therein. All actions or proceedings required to be taken by or on the part of the New Member to authorize and permit the due execution and valid delivery by New Member of the Transaction Agreements to which it is a party and each other agreement, instrument or certificate required to be duly executed and validly delivered by New Member pursuant thereto, the performance by the New Member of its obligations thereunder, and the consummation by the New Member of the transactions contemplated therein, have been duly and properly taken. This Agreement has been duly executed and delivered by the New Member and constitutes the legal, valid, and binding obligation of New Member, enforceable against the New Member in accordance with its terms, and, upon the execution and delivery by New Member of the Closing Date Company LLC Agreement, such Closing Date Company LLC Agreement will constitute the legal, valid, and binding obligation of New Member, enforceable against the New Member in accordance with its terms, except as enforceability of this Agreement and the Closing Date Company LLC Agreement (i) may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) No Conflicts. The execution and delivery by the New Member of the Transaction Documents to which the New Member is a party do not, and the performance by the New Member of its obligations thereunder will not, (i) violate any Applicable Law to which the New Member or its properties are subject, or (ii) conflict with or cause a breach of any provision of its Organizational Documents.

(d) Absence of Litigation. The New Member (i) is not subject to any outstanding injunction, judgment, writ, order, decree or ruling, (ii) is not subject to any pending action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator, and (iii) to the Knowledge of the New Member, is not threatened with being made a party to any action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator that in each case would affect its ability to complete the transactions contemplated in the Transaction Documents to which it is a party.

(e) Governmental Approvals and Filings. No consent or filing with or notice to any Governmental Authority is required to be obtained or made by the New Member for the execution, delivery and performance by it of the Transaction Documents or the consummation of the transactions contemplated thereby, other than any such consents or filings which have been obtained or made or may be required to be obtained or made at a future date, which future consents or filings can reasonably be expected to be obtained or made when required.

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(f) Accredited Investor; Investment Intent. The New Member is an “Accredited Investor” as such term is defined in Regulation D under the Securities Act of 1933. The New Member understands that the Class B Interests have not been registered under the Securities Act in reliance on an exemption therefrom, and that the Class B Interests must be held indefinitely unless the sale thereof is registered under the Securities Act or an exemption from registration is available thereunder, and that the Company is under no obligation to register the Class B Interests. The New Member is purchasing the Class B Interests for its own account and not for the account of any other Person and not with a view to distribution to others.

(g) Public Utility Holding Company. The New Member is not subject to, or is exempt from, regulation as a “holding company,” “public utility company,” or a “subsidiary,” “affiliate” or “associate company” of a “holding company,” as those terms are defined in PUHCA.

(h) United States Person. The New Member is a “United States Person” not subject to withholding under Section 1446 of the Code.

(i) Brokers. No broker, finder, investment banker, or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereunder, based upon arrangements made by or on behalf of the New Member for which the Company will be responsible.

3.3 No Other Representations. Except with respect to the representations and warranties in this Agreement, neither Party has made any representation or warranty, either express or implied, nor has either Party relied on any representation or warranty not expressly made herein or in any other Transaction Document. The New Member specifically acknowledges that, except for the representations and warranties of the Company in the Transaction Documents, no representation or warranty has been made and that the New Member has not relied on any representation or warranty about the accuracy of any projections, estimates or budgets, future revenues, future results from operations, future cash flows, the future condition of the Project or any assets of the Company, or the future financial condition of the Company.

ARTICLE 4.

INDEMNIFICATION

4.1 Indemnification. Each Party (the “Indemnifying Party”) hereby agrees to indemnify each other Party and their respective partners, members, officers, directors, stockholders, employees, Affiliates and agents (collectively, the “Indemnified Persons”) and hold the Indemnified Persons harmless from and against, and pay on behalf of such Indemnified Person, any and all liabilities, claims, losses, damages, penalties, fines, costs and expenses of any kind (including without limitation the reasonable fees and disbursement of the Indemnified Persons’ counsel in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Persons shall be designated a party thereto) that may be incurred by the Indemnified Persons, relating to or arising out of the breach by the Indemnifying Party of any representation, warranty or covenant of the Indemnifying Party made to such party contained in this Agreement; provided, that no Indemnified Person shall have the right to be indemnified

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hereunder for its own gross negligence, willful misconduct or criminal activity. In the event any such claim or proceeding is brought against or otherwise involves an Indemnified Person and is not a third-party claim as contemplated in Section 4.4, such Indemnified Person may either assume the defense thereof with counsel of its choosing, or it may require that the Indemnifying Party assume such defense, in which case such Indemnified Person shall be entitled to participate in the defense. The Indemnifying Party shall not be liable for any settlement, compromise or judgment entered in respect of any claim which is effected without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld.

4.2 Survival of Representations and Warranties. All representations and warranties contained herein shall survive the execution and delivery of this Agreement, regardless of any investigation made by or on behalf of any party, and shall continue in full force and effect for twelve (12) months following the COD. No claim shall be made by a party in respect of such representations and warranties unless such party shall have provided written notice of the claim, containing reasonable particulars thereof, to the other party or parties on or before the expiration of the applicable period.

4.3 Maximum Aggregate Liability of the Company. Notwithstanding anything in this Agreement to the contrary, in no event shall either Party be obligated to the other Party or any other Indemnified Person for Damages arising in connection with a breach of any of the representations or warranties under ARTICLE 3 hereof, whether pursuant to the indemnification obligations under Section 4.1 or otherwise, in excess of the amount of the New Member’s Capital Contribution unless such Damages arise from fraud, gross negligence or intentional misconduct.

4.4 Procedure for Indemnification with Respect to Third-Party Claims.

(a) Notice of Claim. If any legal proceedings shall be instituted or any claim or demand shall be asserted by any third party in respect of which indemnification may be sought by any Indemnified Person under this ARTICLE 4, such Indemnified Person shall, within twenty (20) days of the actual receipt thereof by a responsible officer, cause written notice of such legal proceedings or the assertion of such claim or demand to be forwarded to the Indemnifying Party, specifying the nature of such legal proceedings, claim or demand and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be binding upon the Indemnified Person, in its effort to collect the final amount arising out of such legal proceedings, claim or demand; provided, that the failure of an Indemnified Person to give timely notice shall not affect its rights to indemnification under this ARTICLE 4 except to the extent that the Indemnifying Party has been materially prejudiced by such failure.

4.5 Conduct of Claim. The Indemnifying Party shall have the right, at its option and at its own expense, to be represented by counsel of its choice and to participate in, or take control of, the defense, negotiation and/or settlement of any proceeding, claim or demand that relates to any amounts indemnifiable or potentially indemnifiable under this ARTICLE 4; provided, that the Indemnified Person may control such proceeding if (i) the Indemnifying Party chooses counsel not reasonably acceptable to such Indemnified Person, (ii) the Indemnifying Party does not pursue with reasonable diligence such defense, negotiation or settlement, or (iii) in the reasonable opinion of such Indemnified Person and its counsel, such action, suit or proceeding

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involves the potential imposition of criminal liability upon such Indemnified Person or a conflict of interest between such Indemnified Person and the Indemnifying Party. The Indemnified Person shall have a right to notice of any settlement, and the Indemnifying Party shall not execute or otherwise agree to any consent decree that (A) provides for other than monetary payment without the Indemnified Person’s prior written consent, which consent shall not be unreasonably withheld or (B) does not include as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each Indemnified Person that is or may be subject to the third-party claim, without the Indemnified Person’s prior written consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Indemnified Person shall have the right to pay or settle any such claim; provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party. If the Indemnifying Party elects not to defend or settle such proceeding, claim or demand and the Indemnified Person defends, settles or otherwise deals with any such proceeding, claim or demand directly, the Indemnified Person shall provide fifteen (15) days’ advance written notice of any settlement to the Indemnifying Party and shall act reasonably and in accordance with the Indemnified Person’s good faith business judgment. The Indemnifying Party and the Indemnified Person shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.

ARTICLE 5.

GENERAL PROVISIONS

5.1 Exhibits and Schedules. All Exhibits and Schedules attached hereto are incorporated herein by reference.

5.2 Amendment, Modification and Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties hereto. Any failure of the New Member or the Company to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver by a Party of any term or provision of this Agreement or any breach thereof shall not be construed as a waiver of any other term or provision hereof or of any subsequent breach of that or any other term or provision of this Agreement.

5.3 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Applicable Law, or public policy, then such term or provision shall be severed from the remaining terms and provisions of this Agreement, and such remaining terms and provisions shall nevertheless remain in full force and effect. Upon a determination by a court of competent jurisdiction that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

5.4 Expenses. The Company and the New Member will each pay its own costs and expenses (including fees and expenses of legal counsel and other advisors or experts appointed by such Party) in connection with the preparation, negotiation and consummation of the transactions contemplated by this Agreement and the Closing Date Company LLC Agreement,

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and no Party shall have any liability therefor, whether or not the transactions contemplated herein or therein are consummated.

5.5 Parties in Interest. This Agreement is solely for the benefit of each Party and their respective successors and assigns permitted under this Agreement, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than the Indemnified Persons as provided in ARTICLE 4) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

5.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by a nationally recognized overnight courier, by facsimile, or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	If to the Company, to:

Fulcrum Sierra BioFuels, LLC c/o Fulcrum BioEnergy, Inc.
4900 Hopyard Road, Suite 220
Pleasanton, CA 94588 Attention: Richard D. Barraza Telephone: 925-730-0150 Facsimile: 925-730-0157

(b)	If to the New Member, to:

Barrick Goldstrike Mines Inc. 136 E. South Temple, Suite 1800 Salt Lake City, UT 84111
	Attention:	Regional Counsel
	Telephone:	801-990-3900
	Facsimile:	801-359-0875

All notices and other communications given in accordance herewith shall be deemed given (i) on the date of delivery, if hand delivered, (ii) on the date of receipt, if faxed (provided a hard copy of such transmission is dispatched by first class mail within 48 hours), (iii) three (3) Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (iv) one (1) Business Day after the date of sending, if sent by a nationally recognized overnight courier; provided, however, that a notice given in accordance with this Section 5.6 but received on any day other than a Business Day or after business hours in the place of receipt, will be deemed given on the next Business Day in that place.

5.7 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

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5.8 Entire Agreement. This Agreement (together with the other Transaction Documents) constitutes the entire agreement of the Parties and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

5.9 Governing Law; Choice of Forum; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

5.10 Dispute Resolution. The following process is the exclusive process for resolving disputes related to the Agreement:

(a) Negotiation. The Parties shall first attempt in good faith to resolve any dispute arising out of or in connection with this Agreement, or its performance including the existence and validity of the Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for the administration of this Agreement (a “Management Representative”). Within seven (7) days after determining to invoke dispute resolution, a Party shall provide the other Party with a written notice of the dispute, a proposed means for resolving the same, and the support for such position. The receiving Party shall respond with the same types of information within seven (7) days of receiving the first Party’s notice. Thereafter, Management Representatives of the Parties shall meet to discuss the matter and attempt in good faith to reach a negotiated resolution of the dispute. If the Parties have not agreed upon a resolution of the dispute within forty-five (45) days after the date of the original notice provided under this Section 13.10(a), or such other time period as the disputing Parties may agree in writing to allow for discussions (“Negotiation Period”), then at any time after the end of the Negotiation Period, a Party may provide written notice to the other declaring an impasse (“Impasse Notice”) and initiating binding arbitration in accordance with the further provisions of Section 5.10(b).

(b) Binding Arbitration. Any dispute for which an Impasse Notice shall have been delivered under Section 5.10(a) shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in San Francisco, California under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Application of the Commercial Arbitration Rules shall be subject to the following: there shall be a single neutral arbitrator, selected by the Parties and notified to the AAA within twenty (20) days after the AAA serves the confirmation of notice of filing of the arbitration demand. If the Parties fail to agree on the appointment of a single neutral arbitrator within that time period, and have not otherwise mutually agreed to extend that time period, then the AAA shall make the appointment.

(c) Equitable Remedies. Notwithstanding any provision to the contrary in this Section 5.10, the Parties shall be entitled to seek injunctive relief or specific performance in a court of law with respect to disputes arising under this Agreement.

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5.11 Public Announcements. Except as required by Applicable Law or stock exchange rule, neither the Company nor the New Member shall issue, or permit any of their respective Affiliates to issue, any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties. The Company and the New Member shall all use reasonable efforts to ensure that the Company and the New Member, as applicable, will have the right to review in advance all information relating to the transactions contemplated by the Transaction Documents that appear in any filing or press release made pursuant to the preceding sentence and in connection with the transactions contemplated hereby or thereby.

5.12 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and assigns permitted under this Agreement. No Party shall assign its rights, interests or obligations under this Agreement without the prior written consent of the other Parties hereto.

5.13 Relationship of Parties. This Agreement does not constitute a joint venture, association or partnership among the Parties. No express or implied term, provision or condition of this Agreement shall create, or shall be deemed to create, an agency, joint venture, partnership or any fiduciary relationship among the Parties.

5.14 Limitations of Liability. EXCEPT WITH RESPECT TO DAMAGES AWARDED TO THIRD PARTIES THAT ARE NOT PARTIES OR AFFILIATES OF PARTIES AND CLAIMS BASED ON FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER IN CONTRACT, TORT, STRICT LIABILITY, EQUITY, OR OTHERWISE) FOR ANY PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, each Party hereto has caused this Equity Funding Agreement to be signed on its behalf as of the date first written above.

FULCRUM SIERRA BIOFUELS, LLC		BARRICK GOLDSTRIKE MINES INC.

By:	/s/ E. James Macias	By:	/s/ Blake L. Measom
Name:	E. James Macias	Name:	Blake L. Measom
Title:	President & CEO	Title:	CFO

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Exhibit A

Form of Closing Date Company LLC Agreement

[See attached.]

Execution Version

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

FULCRUM SIERRA BIOFUELS, LLC

Dated as of             , 2011

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A	Initial Member Interests

Exhibit B	Ramp-Up PC Target

-iii-

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

FULCRUM SIERRA BIOFUELS, LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of FULCRUM SIERRA BIOFUELS, LLC (the “Company”), dated as of             , 2011, is by and among Fulcrum Sierra Holdings, LLC, a Delaware limited liability company (“Fulcrum”), as the Manager, and the Members listed on the signature pages hereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Section 2.1.

RECITALS

WHEREAS, the Certificate of Formation of the Company was filed with the Office of the Secretary of State of Delaware on February 7, 2008;

WHEREAS, Fulcrum, as the sole member of the Company, entered into a Limited Liability Company Agreement of the Company, dated as of February 7, 2008 (the “LLC Agreement”);

WHEREAS, Fulcrum and IMS Nevada LLC, a Delaware limited liability company (“IMS Nevada”), a wholly-owned subsidiary of InEnTec LLC, a New York limited liability company (“IET”), entered into an Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 1, 2008, amending and restating the LLC Agreement, as amended by the Letter Agreement regarding the First Amendment to the Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 23, 2009, and the Second Amendment to the Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 1, 2009 (the “First A&R LLC Agreement”); and

WHEREAS, Fulcrum and IMS Nevada wish to admit Barrick Goldstrike Mines Inc., a Colorado corporation (“Barrick”), and Barrick wishes to be admitted, as a member of the Company on the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the Members agree to amend and restate the First A&R LLC Agreement in its entirety as follows:

ARTICLE 1. FORMATION OF THE COMPANY

Section 1.1 Formation of the Company. The Company was formed as a limited liability company under the Act by the filing of the Certificate with the Office of the Secretary of State of Delaware on February 7, 2008. The Company shall accomplish all filing, recording, publishing and other acts necessary or appropriate for compliance with all requirements for operation of the Company as a limited liability company under this Agreement and the Act and under all other laws of the State of Delaware and such other jurisdictions in which the Company determines that it may conduct business.

Section 1.2 Name. The name of the Company is “Fulcrum Sierra BioFuels, LLC”, as such name may be modified from time to time by the Manager as it may deem advisable.

Section 1.3 Business of the Company. Subject to the limitations on the activities of the Company otherwise specified in this Agreement, the purpose and business of the Company shall be the conduct of any business or activity that may be conducted by a limited liability company organized pursuant to the Act.

Section 1.4 Location of Principal Place of Business. The location of the principal place of business of the Company shall be 4900 Hopyard Road, Suite 220, Pleasanton, CA 94588, or such other location as may be determined by the Manager. In addition, the Company may maintain such other offices as the Manager may deem advisable at any other place or places within or without the State of Delaware.

Section 1.5 Registered Agent. The registered agent for the Company shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 or such other registered agent as the Manager may designate from time to time.

Section 1.6 Term. The term of the Company commenced on the date of filing of the Certificate, and shall be perpetual unless the Company is earlier dissolved and terminated in accordance with the provisions of this Agreement.

Section 1.7 Limitation on Business. In connection with the initial construction of the Project, the Company shall use a Core System (as defined in the Master Purchase and License Agreement, the “Core System”) and shall not purchase, lease or use any competitor’s device or technology in place of the Core System, without first obtaining the express written consent of IET, unless (a) the Company and IET fail to enter into a purchase order under the Master Purchase and License Agreement due to IET’s failure to negotiate with the Company in good faith, or IET is in material default or breach of such MPLA (after reasonable notice and opportunity to cure any such material default or breach in accordance with the notice and cure provisions thereof), (b) the Company has discovered any critical defect or similar problem with the Core System or IET’s technology (including IET’s failure to have sufficient proprietary rights in such technology) that is reasonably likely to make use of such Core System or IET’s technology unfit for its intended purpose in the Project, taking into account all relevant factors, including reasonably likely cures by IET with respect to any such defect or similar problem, or (c) IET becomes bankrupt or insolvent. With respect to any dispute as to the existence of any condition under clause (a) or (b) of this Section 1.7, the burden of proving by clear and convincing evidence the existence of such condition shall be on the Company.

ARTICLE 2. DEFINITIONS

Section 2.1 Definitions. The following terms used in this Agreement shall have the following meanings.

“AAA” has the meaning set forth in Section 13.10(b).

“Act” means the Delaware Limited Liability Company Act, Chapter 434 of Title 6 of the Delaware Code, 6 Del. Code §18-101 et seq., as in effect on the date hereof and as it may be amended hereafter from time to time.

“Additional Member” has the meaning set forth in Section 3.3(c)(iii).

“Adjusted Capital Account” has the meaning set forth in Section 4.2(b).

“Affiliate” means, with respect to another Person, (i) any Person directly or indirectly owning, Controlling or holding with power to vote 10% or more of the outstanding voting securities of or equity or beneficial interests in such other Person, (ii) any Person 10% or more of whose outstanding voting securities or equity or beneficial interests are directly or indirectly owned, controlled or held with power to vote by such other Person, (iii) any Person 10% or more of whose outstanding voting securities or equity or beneficial interests are directly or indirectly owned, Controlled or held with power to vote by a Person directly or indirectly owning, Controlling or holding with power to vote 10% or more of the outstanding voting securities or equity or other beneficial interest of such other Person with whom Affiliate status is being tested, or (iv) any Person directly or indirectly Controlling, Controlled by or under common Control with such other Person (provided that the Company shall not be deemed to be an Affiliate of any Member, nor shall any Member be deemed to be an Affiliate of any other Member, solely by reason of such Member’s control of the Company). For purposes of the foregoing, “Control” means the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership or voting of securities, by contract or otherwise.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement, as amended, modified or supplemented from time to time.

“Annual PC Target” has the meaning set forth in Section 5.2(b).

“APA” means the Purchase Agreement, dated as of April 1, 2008, between the Company, IET and IMS Nevada.

“Approved Sale” has the meaning set forth in Section 9.8(a).

“Approved Sale Tag Along Notice” has the meaning set forth in Section 9.10(e).

“Assignees” has the meaning set forth in Section 9.2(d).

“Available Capital Commitment” shall be determined as follows:

(a) at any time IMS Nevada shall not have exercised its rights pursuant to Section 3.8, no Member other than Fulcrum shall have an Available Capital Commitment and the Available Capital Commitment of Fulcrum shall be (i) the additional equity capital required to complete the development and construction of the Project as estimated by the Manager on or about the date hereof minus (A) the aggregate amount of Capital Contributions made by Fulcrum pursuant to Section 3.2 prior to such time and (B) Barrick’s Capital Contribution referenced in Section 3.1; and

(b) at any time following the exercise by IMS Nevada of its rights pursuant to Section 3.8, no Member other than Fulcrum and IMS Nevada shall have an Available Capital Commitment and (i) the Available Capital Commitment of IMS Nevada shall be (A) (x) the Designated Percentage multiplied by (y) the Estimated Construction Costs minus (B) the aggregate amount of Capital Contributions made by IMS Nevada pursuant to Section 3.2 prior to such time, and (ii) the Available Capital Commitment of Fulcrum shall be (A) (x) 100% minus the Designated Percentage multiplied by (y) the Estimated Construction Costs minus (B) the aggregate amount of Capital Contributions made by Fulcrum pursuant to Section 3.2 prior to such time.

“Available Cash” at the time of any distribution means the excess of (a) all cash then held by the Company to the extent not otherwise required to pay Company expenses over (b) the amount of reserves established by the Company in accordance with Section 5.4. For the avoidance of doubt, Portfolio Credits are not included in the definition of Available Cash.

“Barrick” has the meaning set forth in the recitals to this Agreement.

“Book Value” means, with respect to any Company asset as of any date, such Company asset’s adjusted basis for Federal income tax purposes as of such date, except as follows: (i) the initial Book Value of a Company asset contributed by a Member to the Company shall be the Value of such Company asset on the date of such contribution; and (ii) if the Book Value of a Company asset has been determined under clause (i) above, such Book Value shall thereafter be adjusted by the depreciation, cost recovery and amortization attributable to such Company asset assuming that the adjusted basis of such Company asset was equal to its Book Value determined under the methodology described in Regulation §1.704-1(b)(2)(iv)(g)(3).

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in New York City, New York.

“Capital Account” means with respect to each Member the account established and maintained for such Member on the books of the Company in compliance with Regulation §§ 1.704-1(b)(2)(iv) and 1.704-2, as amended. Subject to the preceding sentence, each Member’s Capital Account balance shall initially equal the amount of cash and the Contribution Value of any other property contributed by such Member, and the Capital Account balances of Fulcrum and Barrick shall also include the credit described in Section 3.1. Throughout the term of the Company, each Capital Account will be (i) increased by the amount of (A) income and gains allocated to such Capital Account pursuant to Article 4 and (B) the amount of any cash and the Contribution Value of any other property subsequently contributed to such Capital Account, and (ii) decreased by the amount of (A) losses and deductions allocated to such Capital Account pursuant to Article 4 and (B) the amount of cash and the Distribution Value of any other property distributed or transferred from such Capital Account pursuant to Articles 3, 5 or 10.

“Capital Call Notice” has the meaning set forth in Section 3.2(b).

“Capital Contribution” means a contribution to the capital of the Company.

“Capital Member” means each Member that shall have made Capital Contributions to the Company.

“Certificate” means the Certificate of Formation of the Company, as amended, modified or supplemented from time to time.

“Class A Interests” means the Interests in the Company held by the Class A Members.

“Class A Members” means each of the Persons listed as a Class A Member on the signature pages attached hereto.

“Class A Capital Member” means each Class A Member that is a Capital Member.

“Class A Percentage Interest” means the percentage of all Class A Interests held by each Class A Member.

“Class B Distributions” has the meaning set forth in Section 5.2.

“Class B Interests” means the Interests in the Company held by the Class B Member.

“Class B Member” means Barrick.

“COD” means the “Commercial Operation Date” or similar concept, as defined in the engineering agreement related to the Project.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any succeeding law).

“Company” means the limited liability company formed by the filing of the Certificate and governed by this Agreement under the name “Fulcrum Sierra BioFuels, LLC.”

“Company Competitor” means any Person that engages in, or has an Affiliate that engages in, the business of converting waste materials into electricity, ethanol or other fuels or chemicals, or developing technologies to assist in converting waste materials into electricity, ethanol or other fuels or chemicals.

“Contribution Value” means the Value of a Company asset contributed by a Member to the Company (net of liabilities secured by such contributed asset that the Company is treated as assuming or taking subject to).

“Control” has the meaning set forth in the definition of “Affiliate” in this Article 2.

“Core System” has the meaning set forth in Section 1.7.

“Co-Sale Notice” shall have the meaning set forth in Section 9.10(a).

“Deemed PC Value” means the cost to Barrick to purchase Shortfall PCs, acting in good faith and using commercially reasonable efforts to obtain the lowest-cost Portfolio Credits on the open market, provided that the Deemed PC Value shall not exceed $0.025 per Portfolio Credit.

“Designated Percentage” has the meaning set forth in Section 3.8(b)(ii).

“Distribution Value” means the Value of a Company asset distributed to a Member by the Company (net of liabilities secured by such distributed asset that such Member is treated as assuming or taking subject to).

“Drag-Along Agent” has the meaning set forth in Section 9.8(f).

“Effective Tax Rate” means a combined federal and state tax rate of forty percent (40%).

“Election Deadline” has the meaning set forth in Section 3.3.

“Election Notice” has the meaning set forth in Section 3.8(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Estimated Construction Costs” has the meaning set forth in Section 3.8(b).

“Excess Capital Call Notice” has the meaning set forth in Section 3.3.

“Family Members” means, with respect to any natural Person, such Person’s spouse, children, parents and lineal descendants of such Person’s parents (in each case, natural or adopted).

“Family Trusts” means, with respect to any natural Person, a trust limited partnership or limited liability company benefiting solely such individual and/or the Family Members of such individual.

“First A&R LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Fiscal Year” has the meaning set forth in Section 6.3.

“Fulcrum” has the meaning set forth in the forepart to this Agreement.

“Funding Percentage” has the meaning set forth in Section 3.3.

“Governmental Authority” means, as to any Person, any federal, state, local, or other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, tribunal, or other governmental authority having jurisdiction over such Person or its property or operations.

“IET” has the meaning set forth in the recitals to this Agreement.

“Impasse Notice” has the meaning set forth in Section 13.10(a).

“IMS’ Carried Interest” has the meaning set forth in Section 5.1.

“IMS Nevada” has the meaning set forth in the recitals to this Agreement.

“Indemnified Party” has the meaning set forth in Section 8.9(a).

“Initial Percentage Interest” of each Member means the Class A Interest or Class B Interest of such Member set forth in Exhibit A.

“Interest” when used in reference to an interest in the Company, means the entire ownership interest of a Member in the Company at any particular time, including its interest in the capital, profits, losses and distributions of the Company.

“Liquidator” has the meaning set forth in Section 10.2(b).

“LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Majority-in-Interest of the Class A Members” means, at any time, Members whose Class A Percentage Interests at such time exceed 50% of all Members’ Class A Percentage Interests at such time.

“Management Representative” has the meaning set forth in Section 13.10(a).

“Manager” means Fulcrum and each replacement Manager appointed pursuant to Section 8.12.

“Master Purchase and License Agreement” or “MPLA” means the Master Purchase and Licensing Agreement, dated as of April 1, 2008, by and between the Parent and IET, and any purchase order executed in connection therewith.

“Maximum Funding Amount” has the meaning set forth in Section 3.3(a).

“Member” means each Class A Member and the Class B Member, as well as each Substituted Member and each Additional Member.

“NAC” means the Nevada Administrative Code.

“Negotiation Period” has the meaning set forth in Section 13.10(a).

“Net Income” and “Net Loss”, respectively, for any period means the income or loss of the Company for such period as determined in accordance with the method of accounting followed by the Company for Federal income tax purposes, including, for all purposes, any income exempt from tax and any expenditures of the Company which are described in Code Section 705(a)(2)(B); provided, however, that in determining Net Income and Net Loss and every item entering into the computation thereof, solely for the purpose of adjusting the Capital Accounts of the Members (and not for tax purposes), (i) any income, gain, loss or deduction attributable to the taxable disposition of any Company asset shall be computed as if the adjusted basis of such Company asset on the date of such disposition equaled its book value as of such date, (ii) if any Company asset is distributed in-kind to a Member, the difference between its Value and its book value at the time of such distribution shall be treated as gain or loss, and (iii) any depreciation, cost recovery and amortization as to any Company asset shall be computed by assuming that the adjusted basis of such Company asset equaled its book value determined under the methodology described in Regulation §1.704-1(b)(2)(iv)(g)(3); and provided, further, that any item (computed with the adjustments in the preceding proviso) allocated under Section 4.2 shall be excluded from the computation of Net Income and Net Loss.

“Nevada Renewable Energy Law” means the laws and regulations set forth in the Nevada Revised Statutes Sections 704.7801 through 704.7828 and NAC Sections 704.8831 through 704.8939.

“Other Business” means any business activity of the Manager or any of its Affiliates that is not currently being conducted by the Company or any of its subsidiaries, including business activities that are related to and/or competitive with the business of the Company or any of its subsidiaries.

“Operation Date” means the first date on which the Project generates any electricity that is eligible for Portfolio Credits (including, without limitation, test energy, station use energy or parasitic load energy).

“Parent” is Fulcrum BioEnergy, Inc., a Delaware corporation, the indirect parent of Fulcrum.

“PC Administrator” means (a) the Person appointed by the PUCN to administer the system of portfolio energy credits established pursuant to Nevada Revised Statutes Section 704.7821; or (b) any Governmental Authority empowered by Nevada law to regulate renewable energy or renewable energy credits or certificates.

“Permitted Transferee” means, with respect to another Person, (i) any Person directly or indirectly owning, controlling or holding with power to vote 80% or more of the outstanding voting securities of and equity or beneficial interests in such other Person, (ii) any Person 80% or more of whose outstanding voting securities and equity or beneficial interests are directly or indirectly owned, controlled or held with power to vote by such other Person, and (iii) any Person 80% or more of whose outstanding voting securities and equity or other beneficial interests are directly or indirectly owned, controlled or held with power to vote by a Person directly or indirectly owning, controlling or holding with power to vote 80% or more of the outstanding voting securities and equity or other beneficial interests of such other Person with whom affiliate status is being tested.

“Person” means any individual, partnership, limited liability company, association, corporation, trust or other entity.

“Portfolio Credits” means a unit of credit which equals one kilowatt-hour of electricity generated, acquired or saved by a portfolio energy system or efficiency measure or as calculated by the PUCN operations staff and certified by the PC Administrator pursuant to the Nevada Renewable Energy Law.

“Preferred Return Amount” with respect to any Class A Capital Member at any time of determination means the amount which would result in an internal rate of return for such Class A Capital Member (calculated on a pre-tax basis taking account of the actual timing of Capital

Contributions by and distributions to such Class A Capital Member and using the xIRR function on Microsoft Excel) equal to 20%, if such amount were distributed to such Class A Capital Member at such time; provided that there shall not be taken into account in such computation of internal rate of return any portion of a distribution to such Class A Capital Member arising from a material capital event (such as from a refinancing, sale, admission of a new member, liquidation of the Company or other similar event that accelerates a material amount of cash) that is attributable to the value of net tax benefits that would have been available to the Class A Capital Member in the future if such material capital event had not occurred.

“Prior Contributions” has the meaning set forth in Section 3.8(b).

“Project” means a waste-to-fuels conversion project being developed by the Company to be located at 3600 Peru Drive, Storey County, McCarran, Nevada 89434.

“PUCN” means the Public Utilities Commission of Nevada and any successor entity thereto.

“Purchase Option” has the meaning set forth in Section 10.1(b).

“Ramp-up Period” has the meaning set forth in Section 5.2(c).

“Ramp-up Period Shortfall” has the meaning set forth in Section 5.2(d).

“Regulation” means a Treasury Regulation promulgated under the Code.

“Requested Amount” has the meaning set forth in Section 3.3.

“Return-of Amount” means for each Fiscal Year through the end of the Term (pro-rated for any partial Fiscal Year), $660,000; provided, however, that if the amount actually distributed to the Class B Member for a year (whether in the form of Portfolio Credits (valued at $0.01 per Portfolio Credit) or Available Cash distributions under Section 5.2) is less than $660,000 per year, the excess shall be carried forward and added to the $660,000 Return-of Amount for the next succeeding Fiscal Year. Any carry forward of a Return-of Amount from the final Fiscal Year of the Term shall become the Return-of Amount for the following Fiscal Year, and so forth until the Return-of Amount is satisfied.

“Return-on Amount” means for a Fiscal Year the excess, if any, of (i) the amount actually distributed to the Class B Member for such Fiscal Year (whether in the form of Portfolio Credits (valued at $0.01 per Portfolio Credit) or Available Cash distributions under Section 5.2) over (ii) the Return-of Amount for such Fiscal Year.

“Sale of the Company” means the sale of the Company to one Person or a group of Persons pursuant to which such party or parties acquire (i) more than 50% of the Class A Interests of the Company or (ii) all or substantially all of the Company’s and its subsidiaries’ assets determined on a consolidated basis.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Parties” has the meaning set forth in Section 9.10(b).

“Shortfall PCs” has the meaning set forth in Section 5.2(c).

“Substituted Member” means any Person admitted to the Company as a substituted Member pursuant to the provisions of Article 9.

“Tax Matters Partner” has the meaning set forth in Section 8.8.

“Taxable Members” has the meaning set forth in Section 4.2(g).

“Term” shall mean the period commencing on COD and ending on the fifteenth anniversary of COD.

“Transfer,” “Transferee” and “Transferor” have the respective meanings set forth in Section 9.1.

“Triggering Group” has the meaning set forth in Section 9.8.

“Value” of any asset of the Company, as the case may be, as of any date, means the fair market value of such asset, as the case may be, as of such date, as determined by the Manager or Liquidator, as appropriate, reasonably and in good faith. Any such determination of the Value or of the fair market value of an asset of the Company made reasonably and in good faith by the Manager or Liquidator, as appropriate, shall be binding on the Members for all purposes of this Agreement.

“Void Transfer” has the meaning set forth in Section 9.1.

“Withdrawing Member” has the meaning set forth in Section 9.2(d).

Section 2.2 Rules of Interpretation. Unless the context otherwise clearly requires: (a) a term has the meaning assigned to it; (b) “or” is not exclusive; (c) wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter shall include the masculine, feminine and neuter; (d) references to statutes or regulations are to such statutes and regulations as amended from time to time or, as applicable, any successor statute or regulation; (e) all references in this Agreement to “include” or “including” or similar expressions shall be deemed to mean “including without limitation”; (f) all references in this Agreement to designated “Articles,” “Sections,” “paragraphs,” “clauses” and other subdivisions are to the designated Articles, Sections, paragraphs, clauses and other subdivisions of this Agreement, and the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, paragraph, clause or other subdivision; and (g) any definition of or reference to any agreement, instrument, document, statute or regulation herein shall be construed as referring to such agreement, instrument, document, statute or regulation as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein). This Agreement is among financially sophisticated and knowledgeable parties and is entered into by the parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party who prepared, or caused the preparation of, this Agreement or the relative bargaining power of the parties.

ARTICLE 3. CAPITAL CONTRIBUTIONS; PERCENTAGE INTERESTS

Section 3.1 Initial Capital Contributions. On or prior to the date of the First A&R LLC Agreement, Fulcrum made a Capital Contribution equal to $1,792,105, which equals the amount paid by Fulcrum on the Company’s behalf as the purchase price under the APA. Fulcrum has made Capital Contributions from time to time, which Capital Contributions have been recorded in Fulcrum’s Capital Account in accordance with this Agreement. On or prior to the date hereof, the Class B Member has made a Capital Contribution equal to $10,000,000.

Section 3.2 Additional Capital Contributions up to Available Capital Commitments.

(a) Subject to Section 3.2(c), as and when at any time, in the opinion of the Manager, capital is required for the operation of the Company or otherwise in respect of the Project and such required amounts do not exceed the aggregate Available Capital Commitments of the Class A Capital Members, the Class A Capital Members shall make Capital Contributions to the Company in the amount of such required capital in proportion to their Available Capital Commitments at the time of such Capital Contribution by wire transfer of immediately available funds to a Company account designated by the Company in such notice. All payments (including by offset, credit, or otherwise) made prior to, on or after the date hereof, by or on behalf of, or for the account of, the Parent or its Affiliates to IET in respect of the IET Purchase Order Contract and License for G500 PEM System (Purchase Order No. 1), between IET and the Company, shall be treated for all purposes as a cash Capital Contribution by Fulcrum to the Company under this Section 3.2(a) and a payment from the Company to IET under such Purchase Order No. 1.

(b) Capital Contributions shall be made from time to time no later than 12:00 noon (California time) on the tenth Business Day following written notice from the Manager (a “Capital Call Notice”) of the amounts to be contributed by each Class A Capital Member and the general purposes to which such contributions will be applied. Each Capital Call Notice shall specify the date on which such Capital Contribution is due and the account to which such Capital Contribution should be paid.

(c) Notwithstanding anything to the contrary herein, the Manager may not require any Capital Member, and no Capital Member shall have any obligation, to make any Capital Contribution to the Company to the extent that the amount of such Capital Contribution would exceed such Capital Member’s Available Capital Commitment immediately prior to the time of such Capital Contribution.

Section 3.3 Excess Capital Calls.

(a) Excess Capital Call Notice. As and when at any time, in the opinion of the Manager, capital is required for the operation of the Company or otherwise in respect of the Project and such required amounts exceed the aggregate Available Capital Commitments of the Class A Capital Members, the Manager shall deliver to each Class A Capital Member a notice

(an “Excess Capital Call Notice”) setting forth (i) the aggregate amount to be contributed by the Members (a “Requested Amount”), and (ii) the date by which the Class A Capital Members wishing to participate in such capital call must elect to so participate, which may not be earlier than the tenth Business Day following delivery of such Excess Capital Call Notice (the “Election Deadline”). Each Class A Capital Member may elect to contribute its pro rata share, based on its Capital Contributions made prior to such time as a proportion of aggregate Capital Contributions made by all Class A Members prior to such time (such pro rata share (expressed as a percentage), its “Funding Percentage”) of such Requested Amount by providing the Company with written notice of such election by the Election Deadline, which notice shall set forth the maximum amount, up to the Requested Amount, that such Class A Capital Member is willing to contribute to the Company in accordance with this Section 3.3(a) (such Class A Capital Member’s “Maximum Funding Amount”, which Maximum Funding Amount shall equal zero if no such notice is timely delivered to the Company).

(b) Fully Subscribed Excess Capital Call. If all of the Class A Capital Members elect to contribute to the Company not less than its Funding Percentage of such Requested Amount, upon not less than five Business Days’ notice from the Company, such Class A Capital Members shall make aggregate Capital Contributions to the Company of such Requested Amount in proportion to their respective Funding Percentages by wire transfer of immediately available funds to a Company account designated by the Company in such notice.

(c) Undersubscribed Excess Capital Call. If less than all of the Class A Capital Members elect to contribute to the Company at least their respective Funding Percentages of such Requested Amount:

(i) first, upon not less than five Business Days’ notice from the Company, such Class A Capital Members shall make aggregate Capital Contributions to the Company of such Requested Amount in proportion to their respective Funding Percentages by wire transfer of immediately available funds to a Company account designated by the Company in such notice; provided, however, that no Class A Capital Member shall be required to contribute an amount in excess of its Maximum Funding Amount;

(ii) second, to the extent such Requested Amount exceeds the aggregate Capital Contributions to be made by the Class A Capital Members pursuant to the preceding clause (i), upon not less than five Business Days’ notice from the Company, such Class A Capital Members shall make aggregate Capital Contributions (in addition to those set forth in clause (i) above) of such excess in proportion to their respective Maximum Funding Amounts by wire transfer of immediately available funds to a Company account designated by the Company in such notice; provided, however, that no Class A Capital Member shall be required to contribute pursuant to this clause (ii), when taken together with amounts to be contributed pursuant to clause (i), an amount in excess of its Maximum Funding Amount; and

(iii) third, to the extent such Requested Amount exceeds the aggregate Capital Contributions to be made by the Class A Capital Members pursuant to the preceding clauses (i) and (ii), the Manager may admit one or more Persons as additional members (each, an “Additional Member”) for a Capital Contribution equal to such excess and such Additional Member will be assigned such Class A Percentage Interest (and the Class A Percentage Interests

attributable to the Capital Contributions of each other Member shall be reduced by the Class A Percentage Interest of such Additional Member in proportion to the Class A Percentage Interests attributable to their Capital Contribution, which reduction shall have no effect on IMS Nevada’s Percentage Interest attributable to its Initial Percentage Interest) as the Manager deems appropriate; provided, that IMS Nevada’s Class A Percentage Interest shall not be reduced below its Initial Percentage Interest.

Section 3.4 Limit on Capital Contributions. Except as otherwise required by law or pursuant to this Article 3, no Member shall be required to make any additional Capital Contributions to the Company. Except as otherwise required by law or as permitted by this Article 3, no Member shall be permitted to make any additional Capital Contributions to the Company.

Section 3.5 Interest on Capital Contributions. No Member shall be entitled to interest on or with respect to any Capital Contribution.

Section 3.6 Withdrawal and Return of Capital Contributions. Except as provided in this Agreement, no Member shall be entitled to withdraw any part of such Member’s Capital Contribution or to receive distributions from the Company.

Section 3.7 Form of Capital Contribution. Unless otherwise agreed to by the Manager or specified in this Agreement, all Capital Contributions shall be made in cash.

Section 3.8 Class A Percentage Interests. The Class A Percentage Interest of each Class A Member at any time of determination shall be calculated as follows:

(a) Initial Percentage Interests. Initially, each Class A Member shall have a Class A Percentage Interest equal to its Initial Percentage Interest.

(b) IMS Nevada Elective Increase.

(i) At any time the Manager believes in good faith that the closing of the construction financing of the Project will occur within 45 days, or such earlier time if the Manager believes that the financing process in respect of the Project requires each Member to determine the amount of equity capital committed to the Company on or about the end of the 15-day period referenced in clause (ii) below, the Manager, on behalf of the Company, shall provide IMS Nevada with a written notice (the “Election Notice”) offering IMS Nevada the right to increase its Class A Percentage Interest pursuant to the terms of this Section 3.8(b) and setting forth (A) the aggregate Capital Contributions made by all Class A Members on or prior to the delivery of the Election Notice (the “Prior Contributions”) and (B) the additional equity capital required to complete the development and construction of the Project, as estimated at the time of the delivery of the Election Notice by the Manager (the “Estimated Construction Costs”).

(ii) For a period of 15 calendar days following the delivery of the Election Notice, IMS Nevada will have the right to elect to purchase up to an additional 34% Class A Percentage Interest by delivering to the Manager written notice of the Class A Percentage Interest IMS Nevada elects to purchase from the Company pursuant to this Section 3.8(b) (the “Designated Percentage”), together with such security as may be required by

Manager in its reasonable discretion to ensure IMS Nevada will make the Capital Contribution in the amount of the Designated Percentage at the designated time described in the following sentence. If IMS Nevada elects to make a Capital Contribution under this Section 3.8(b), at such time as is required to close on financing (or such earlier time if the Manager believes that the financing process requires such Capital Contribution), IMS Nevada shall (A) make a cash Capital Contribution in an amount equal to (x) a fraction, the numerator of which is the Designated Percentage and the denominator of which is 1 minus the Designated Percentage multiplied by (y) the Prior Contributions, which Capital Contribution shall be made by wire transfer of immediately available funds to a Company account designated by the Company in the Election Notice, and (B) contribute to the capital of the Company an additional amount, in cash, equal to (x) the Designated Percentage multiplied by (y) the Estimated Construction Costs, which, subject to the receipt by the Company from IMS Nevada of collateral or other credit support acceptable to the Manager which secures IMS Nevada’s obligation to make Capital Contributions pursuant to Section 3.2, contributed as and when needed by the Company, provided, that if such additional amount is contributed to the capital of the Company at the time of the exercise of IMS Nevada’s rights pursuant to this Section 3.8(b), such amounts shall be set aside in a reserve account and only treated as Capital Contributions for purposes of this Agreement as and when such amounts would have been required to be contributed to the capital of the Company pursuant to Section 3.2.

(iii) Any additional Class A Percentage Interest issued to IMS Nevada pursuant to this Section 3.8(b) shall reduce the Class A Percentage Interest of the other Class A Members in proportion to their respective Class A Percentage Interests at the time of such issuance.

(c) Adjustments for Non-Pro Rata Contributions. From and after the earlier of (x) the time that any Class A Capital Member makes a Capital Contribution pursuant to Section 3.3(c)(ii) or (y) a Class A Capital Member fails to make a Capital Contribution as and when required under Article 3, the Class A Percentage Interests of the Class A Members shall be adjusted as follows: (i) IMS Nevada’s Class A Percentage Interest shall equal (x) its Initial Percentage Interest plus (y) 100% minus IMS Nevada’s Initial Percentage Interest times a fraction (expressed as a percentage), the numerator of which is the aggregate Capital Contributions made by IMS Nevada and the denominator of which is the aggregate Capital Contributions made by all Class A Capital Members; and (ii) each other Class A Capital Member’s Class A Percentage Interest shall equal 100% minus IMS Nevada’s Initial Percentage Interest times a fraction (expressed as a percentage), the numerator of which is the aggregate Capital Contributions made by such Class A Capital Member and the denominator of which is the aggregate Capital Contributions made by all Class A Capital Members.

(d) Adjustments for the Admittance of Additional Members. In the event that one or more Additional Members are admitted to the Company pursuant to Section 3.3(c)(iii), the Class A Percentage Interests of the Class A Members that are attributable to Capital Contributions shall be adjusted as provided in such Section 3.3(C)(iii) and such adjustment shall not reduce IMS Nevada’s Class A Percentage Interest attributable to its Initial Percentage Interest or Barrick’s Class B Interest.

ARTICLE 4. ALLOCATION OF NET INCOME AND NET LOSS

Section 4.1 General. The Members agree to treat the Company as a partnership and the Members as partners for Federal income tax purposes and shall file all tax returns accordingly. Subject to Section 4.2, Net Income or Net Loss and each item of income, gain, loss and deduction entering into the computation thereof, for each Fiscal Year (or any other period that the Manager deems appropriate) shall be allocated to the Class A Members (and credited and debited to their Capital Accounts) so as, to the extent possible, cause each Class A Member’s Capital Account balance, as increased by the amount of such Class A Member’s share of partnership minimum gain (as defined in Regulation § 1.704-2(g)(1) and (3)) and the amount of such Class A Member’s share of partner nonrecourse debt minimum gain (as defined in Regulation § 1.704-2(i)(5)), to equal the amount that would be distributed to such Class A Member if the Company sold all of its assets for their Book Value in cash, paid all of its liabilities, and distributed its cash to its Class A Members pursuant to Section 5.1 in complete liquidation.

Section 4.2 Other Allocation Provisions.

(a) If during a Fiscal Year there is a net decrease in “partnership minimum gain” (within the meaning of Regulation § 1.704-2(d)) with respect to the Company, then there shall be allocated to each Member items of income and gain of the Company for such Fiscal Year (and, if necessary, for succeeding Fiscal Years) equal to such Member’s share of the net decrease in partnership minimum gain (within the meaning of Regulation § 1.704-2(g)(2)), subject to the exceptions set forth in Regulation § 1.704-2(f)(2) and (3), and to any exceptions provided by the Commissioner of the Internal Revenue Service pursuant to Regulation § 1.704-2(f)(5), provided, that if the Company has any discretion as to an exception provided pursuant to Regulation § 1.704-2(f)(5), the Manager may exercise reasonable discretion on behalf of the Company. The foregoing is intended to be a “minimum gain chargeback” provision as described in Regulation § 1.704-2(f) and shall be interpreted and applied in all respects in accordance with such Regulation.

If during a Fiscal Year there is a net decrease in partner nonrecourse debt minimum gain (as determined in accordance with Regulation § 1.704-2(i)(3)) with respect to the Company, then, in addition to the amounts, if any, allocated pursuant to the preceding paragraph, any Member with a share of such partner nonrecourse debt minimum gain (determined in accordance with Regulation § 1.704-2(i)(5)) as of the beginning of the Fiscal Year shall, subject to the exceptions set forth in Regulation § 1.704-2(i)(4), be allocated items of income and gain of such Fiscal Year for the Fiscal Year (and, if necessary, for succeeding Fiscal Years) equal to such Member’s share of the net decrease in the partner nonrecourse minimum gain. The foregoing is intended to be the “chargeback of partner nonrecourse debt minimum gain” required by Regulation § 1.704-2(i)(4) and shall be interpreted and applied in all respects in accordance with such Regulation.

(b) If during any Fiscal Year a Member unexpectedly receives an adjustment, allocation or distribution described in Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases a deficit balance in such Member’s Adjusted Capital Account, there shall be allocated to such Member items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain of the Company for such Fiscal Year) in an amount and manner sufficient to eliminate such deficit as quickly as possible. The foregoing is intended to be a “qualified income offset” provision as described in Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with such Regulation.

A Member’s “Adjusted Capital Account”, at any time, shall equal the Member’s Capital Account at such time (x) increased by the sum of (A) the amount of the Member’s share of partnership minimum gain (as defined in Regulation § 1.704-2(g)(1) and (3)), (B) the amount of the Member’s share of partner nonrecourse debt minimum gain (as defined in Regulation § 1.704-2(i)(5)) and (C) any amount of the deficit balance in its Capital Account that the Member is treated as obligated to restore pursuant to Regulation § 1.704-1(b)(2)(ii)(c) and (y) decreased by reasonably expected adjustments, allocations and distributions described in Regulation §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition shall be interpreted consistently with Regulation § 1.704-1(b)(2)(ii)(d).

(c) Notwithstanding anything to the contrary in this Article 4,

(i) losses, deductions, or expenditures subject to Code section 705(a)(2)(B) that are attributable to a particular partner nonrecourse liability shall be allocated to the Member that bears the economic risk of loss for the liability in accordance with the rules of Regulation § 1.704-2(i); and

(ii) losses, deductions, or expenditures subject to Code section 705(a)(2)(B) that are attributable to partnership nonrecourse liabilities shall be allocated to the Class A Members in proportion to their Class A Percentage Interests.

(d) (i) Notwithstanding any provision of Section 4.1, no allocation of Net Loss shall be made to a Member if it would cause the Member to have a negative balance in its Adjusted Capital Account. Allocations of Net Loss that would be made to a Member but for this Section 4.2(d)(i) shall instead be made to other Members pursuant to Section 4.1 to the extent not inconsistent with this Section 4.2(d)(i). To the extent allocations of Net Loss cannot be made to any Member because of this Section 4.2(d)(i), such allocations shall be made to the Members in accordance with Section 4.1 notwithstanding this Section 4.2(d)(i).

(ii) If any Member has a deficit in its Adjusted Capital Account, such Member shall be specially allocated items of Company income and gain in the amount of such deficit as rapidly as possible, provided, however, that an allocation pursuant to this Section 4.2(d)(ii) shall be made if and only to the extent that such Member would have a deficit in its Adjusted Capital Account after all other allocations provided for in this Agreement have been tentatively made as if this Section 4.2(d)(ii) were not in this Agreement.

(e) To the extent that any item of income, gain, loss or deduction has been specially allocated pursuant to paragraph (b) or (d) of this Section 4.2 and such allocation is inconsistent with the way in which the same amount otherwise would have been allocated under Section 4.1, subsequent allocations under Section 4.1 shall be made, to the extent possible and without duplication, in a manner consistent with paragraph (a), (b), (c) or (d), which negate as rapidly as possible the effect of all such inconsistent allocations under said paragraph (b) or (d).

(f) Except to the extent otherwise required by the Code and Regulations, if any Interest in the Company or part thereof is transferred in any Fiscal Year, the items of income, gain, loss, deduction and credit allocable to such Interest for such Fiscal Year shall be apportioned between the transferor and the transferee in proportion to the number of days in such Fiscal Year the Interest is held by each of them, except that, if they agree between themselves and so notify the Manager within thirty days after the transfer, then at their option and expense, (i) all items or (ii) extraordinary items, including capital gains and losses, may be allocated to the Person who held the Interest on the date such items were realized or incurred by the Company.

(g) If the Company is required to pay any amount of taxes (including withholding taxes) with respect to any of its income, such amount shall be allocated to the Members in the same manner as the income subject to such taxes is allocated, provided, however, that, to the extent that such amount is payable with respect to income allocable to some (but not all) of the Members (the “Taxable Members”), the Manager shall (i) allocate such amount to the Taxable Members, and (ii) cause a distribution to be made to all Members other than the Taxable Members in a manner which takes into account the fact that their respective allocable shares of income are not subject to the same taxes.

(h) In any Fiscal Year during which the Return-on Amount is distributed to the Class B Member, gross income in an amount equal to such Return-on Amount shall be allocated 100% to the Class B Member.

(i) Any allocations made pursuant to this Article 4 shall be made in the following order:

(i) Section 4.2(h);

(ii) Section 4.2(a);

(iii) Section 4.2(b);

(iv) Section 4.2(c);

(v) Section 4.2(e);

(vi) Section 4.2(g); and

(vii) Section 4.1, as modified by Section 4.2(d).

These provisions shall be applied as if all distributions and allocations were made at the end of the Fiscal Year. Where any provision depends on the balance of a Capital Account of any Member, such Capital Account shall be determined after the operation of all preceding provisions for the year. These allocations shall be made consistently with the requirements of Regulation § 1.704-2(j).

Section 4.3 Allocations for Income Tax Purposes. The income, gains, losses, deduction and credits of the Company for any Fiscal Year shall be allocated to the Members in the same manner as Net Income and Net Loss were allocated to the Members for such Fiscal

Year pursuant to Sections 4.1 and 4.2; provided, however, that solely for Federal, state and local income and franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction with respect to any Company asset properly carried on the Company’s books at a value other than the tax basis of such Company asset shall be allocated in a manner determined in the discretion of the Manager, so as to take into account (consistently with Code Section 704(c) principles) the difference between such Company asset’s book basis and its tax basis.

Section 4.4 Withholding. The Company shall comply with withholding requirements under Federal, state and local law and shall remit amounts withheld to and file required forms with the applicable jurisdictions. To the extent the Company is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to any Member, the amount withheld shall be deemed to be, at the option of the Tax Matters Partner, either a distribution to or a demand loan by the Company to such Member in the amount of the withholding. In the event of any claimed over-withholding, Members shall be limited to an action against the applicable jurisdiction. If the amount was deemed to be a demand loan, the Company may, at its option, (a) at any time require the Member to repay such loan in cash or (b) at any time reduce any subsequent distributions by the amount of such loan. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, its withholding obligations.

ARTICLE 5. DISTRIBUTIONS

Section 5.1 Distributions of Available Cash. Subject to the provisions of Sections 5.2, 5.3 and 5.4, the Company shall distribute Available Cash at the times and in amounts determined by the Manager. Any distribution made to the Members pursuant to this Section 5.1 shall be made as follows:

(a) first, until such time as each Class A Capital Member has received an amount equal to its Preferred Return Amount as of the date of such distribution, (i) 95.01% to the Class A Capital Members, to each in proportion to its respective Preferred Return Amount and (ii) 4.99% to IMS Nevada;

(b) second, (i) 50% to Class A Capital Members and (ii) 50% to IMS Nevada until the amount distributed to IMS Nevada under this Section 5.1(b) is an amount equal to its Initial Percentage Interest multiplied by the cumulative amount of all distributions made to the Members under Section 5.1(a) and this Section 5.1(b); and

(c) thereafter, to the Class A Members in proportion to their respective Class A Percentage Interests as of the date of such distribution.

For purposes hereof, the term “IMS’ Carried Interest” means IMS Nevada’s rights to distributions under preceding subsections 5.1(a)(ii); 5.1(b)(ii); and 5.1(c), but under 5.1(c) solely in respect of IMS Nevada’s Initial Percentage Interest.

Section 5.2 Distributions of Portfolio Credits. Subject to the provisions of Section 5.3, the Company shall distribute Portfolio Credits to the Class B Member as follows (collectively, the “Class B Distributions”) beginning at the Operation Date until the end of the Term.

(a) During the period from the Operation Date to the COD, all of the Portfolio Credits generated by the Company shall be distributed to the Class B Member quarterly pursuant to the certification and transfer procedures of the PC Administrator.

(b) Beginning on the COD, subject to clause (c) and clause (d) below, 80 million Portfolio Credits in each calendar year (pro-rated for any partial year during the Term) (the “Annual PC Target”), shall be distributed to the Class B Member quarterly pursuant to the certification and transfer procedures of the PC Administrator.

(c) Subject to clause (d) below, if the Company does not generate sufficient Portfolio Credits in any calendar year to achieve the Annual PC Target, including as a result of the Portfolio Credits generated not being usable by a transferee of the Company (so long as such transferee is eligible to receive and use Portfolio Credits and uses them prior to their expiration) to satisfy the Nevada renewable portfolio standard requirements (any such shortfall, “Shortfall PCs”), then the Company’s obligation to distribute such Portfolio Credits shall be satisfied by distributing Available Cash in lieu of the Shortfall PCs based on the Deemed PC Value. Distributions of Available Cash pursuant to this Section 5.2(c) shall be made as soon as there is Available Cash and prior to any distributions of Available Cash to the Class A Members.

(d) During the period from COD to the end of the Fiscal Year in which the third anniversary of COD occurs (the “Ramp-up Period”), the Manager shall be required to distribute Available Cash to the Class B Member for Shortfall PCs only if the number of Portfolio Credits distributed is below the Ramp-up PC Target Level for such year, as defined in Exhibit B. Any Portfolio Credits generated by the Company during the period from the Operation Date to the COD shall be counted toward the Year 1 Ramp-up PC Target Level.

(e) Any shortfall below 100% of the Annual PC Target during the Ramp-up Period (the “Ramp-up Period Shortfall”) shall be repaid with any available Portfolio Credits in excess of the Annual PC Target in subsequent years. If any Ramp-up Period Shortfall remains at the end of the Term, the Manager shall, at its sole discretion, either (i) extend the Term for a period of up to two (2) years or until the repayment of the existing shortfall; provided, that the Annual PC Target shall not apply to the extended Term, or (ii) provide to the Class B Member cash distributions as provided in clause (b) above.

(f) Each distribution pursuant to this Section 5.2 shall be accompanied by a statement showing the computation of the number of Portfolio Credits or the amount of any cash payments in lieu of Portfolio Credits distributed to the Class B Member.

(g) If the Project fails to generate sufficient energy to generate Portfolio Credits that meet the Annual PC Target (subject to the Ramp-up Period), so long as the Company is in compliance with Section 5.6, the Class B Member’s sole right with respect to any Shortfall PCs shall be as set forth in this Section 5.2, and neither the Manager nor the Company shall be responsible for any fines or penalties imposed on the Class B Member due to any shortfall in the number of Portfolio Credits that the Class B Member is required to obtain for regulatory purposes. This Section 5.2(g) shall not limit the Class B Member’s remedies available under applicable law for the Company’s failure to comply with this Agreement.

(h) For all income tax purposes, the Company and each Member agree to treat each distribution of a Portfolio Credit to the Class B Member as a taxable sale of the Portfolio Credit to the Class B Member for $0.01 per Portfolio Credit immediately followed by a distribution by the Company of such sales proceeds to the Class B Member.

Section 5.3 Limitations on Distributions. Anything to the contrary herein notwithstanding:

(a) no distribution pursuant to this Agreement shall be made if such distribution would result in a violation of the Act;

(b) no distribution shall be made to any Member if, after giving effect to such distribution, such Member’s Adjusted Capital Account (without regard to clause (y) of the definition thereof) would be less than zero; and

(c) no distribution shall be made if such distribution would violate the terms of any, to the extent applicable, agreement or any other instrument to which the Company or any of its direct or indirect subsidiaries is a party.

In the event that a distribution is not made as a result of the application of this Section 5.3, all amounts so retained by the Company shall continue to be subject to all of the debts and obligations of the Company. The Company shall make such distribution (with accrued interest actually earned thereon) as soon as such distribution would not be prohibited pursuant to this Section 5.3.

Section 5.4 Reserves. The Company may establish reserves of Available Cash in such amounts and for such time periods as the Manager determines reasonably necessary or desirable for estimated accrued Company expenses and any contingent or unforeseen Company liabilities. When such reserves are no longer necessary, the balance may be distributed to the Members in accordance with this Article 5.

Section 5.5 Tax Distributions. Within ninety (90) days after the end of each Fiscal Year, the Company shall determine the net amount of taxable income allocated to each Class A Member under this Agreement for such year. If the total distributions previously made to each Class A Member in respect of such fiscal year is less than the Effective Tax Rate times the Class A Members’ net taxable income, then, prior to making any distributions under Section 5.1, the Company shall, to the extent of available funds, distribute to each Class A Member an amount equal to such Class A Member’s net taxable income for such fiscal year times the Effective Tax Rate (and if there are insufficient funds, pro rata between them based on the amount each Class A Member would have received if there were sufficient funds). Such distributions will be taken into account with respect to subsequent distributions under Section 5.1, so that, to the extent a Class A Member received distributions as a result of this Section 5.5 that were in excess of the distributions to which it would have otherwise been entitled under Section 5.1, all subsequent distributions shall be made to the other Class A Member until both Class A Members have received the distributions to which they would have otherwise been entitled under Section 5.1.

Section 5.6 Other Portfolio Credit Provisions.

(a) The Company shall use commercially reasonable efforts to construct or cause the construction of the Project (i) so that the COD occurs on or before January 1, 2013 and (ii) in a manner such that the Company is capable of meeting its obligations to distribute Portfolio Credits to the Class B Member. The Company shall construct or cause the Project to be constructed on the Project site.

(b) The Company shall notify the Class B Member promptly (and in any event within ten (10) Business Days) following its becoming aware of information that leads to a reasonable conclusion that the COD will not be on or before January 1, 2013.

(c) Within ten (10) days after the COD, the Company shall provide to the Class B Member a certification duly authorized and executed by an officer of the Company stating the following:

“I, [Name], in my capacity as the duly appointed [Title] of the Company and not in my individual capacity, hereby certify on behalf of the Company as follows:

(1) The Company has generated electricity for [            ] consecutive days from the Project.

(2) Electricity actually generated during such period is eligible for Portfolio Credits under the Nevada Renewable Energy Law.

(3) The Company has made all filings necessary to certify the Project as a generator of Portfolio Credits, which Portfolio Credits will be capable of being transferred to the Class B Member’s Portfolio Credit account.”

(d) The Company shall timely execute all documents and shall take all actions necessary under applicable law to cause all Portfolio Credits required to be distributed to the Class B Member pursuant to Section 5.2, and ownership of such Portfolio Credits to vest in the Class B Member and be transferred to the Class B Member’s Portfolio Credit account as provided in Section 5.2, or as the Class B Member otherwise instructs (so long as such instruction complies with applicable law), including but not limited to the registration of the Project with the PUCN or other Governmental Authority, the application to the PUCN for authorization to trade Portfolio Credits, the provision of quarterly production data to the PUCN and/or the PC Administrator and the filing of joint requests with the Class B Member to the PC Administrator for transfers of Portfolio Credits to the Class B Member or any designee permitted under applicable law. The Company shall cooperate fully to comply with any and all regulatory obligations relating to a Portfolio Credit transfer request and the recordation and completion of such transfer, as required by applicable law. The Company shall be responsible for all costs associated with processing and transferring Portfolio Credits to the Class B Member.

(e) Title to all Portfolio Credits transferred to the Class B Member by the Company in accordance with this Agreement shall pass from the Company to the Class B Member when such Portfolio Credits are transferred and accepted into the Class B Member’s Portfolio Credit account or other designated account. The Class B Member shall accept all Portfolio Credits that the Company transfers to the Class B Member’s Portfolio Credit account. The Company warrants that it shall deliver the Portfolio Credits to the Class B Member free and clear of all liens, security interests, claims and encumbrances or any interest therein or thereto by any Person.

(f) On or before January 31 of each year during the Term, the Company, as owner of the Project, shall deliver to the Class B Member a written attestation for the prior year that the energy represented by the kilowatt-hours used to certify the Portfolio Credits transferred to the Class B Member pursuant to this Agreement: (i) has not been and will not be used for any Person to obtain renewable energy credit in any state or jurisdiction, except for the Class B Member pursuant to this Agreement; and (ii) has not been and will not be included within a blended energy product certified to include a fixed percentage of renewable energy in any other state or jurisdiction, pursuant to NAC Chapter 704, as such laws may be amended, preempted or superseded. No Person other than the Class B Member (or its designee) will be entitled to claim the Portfolio Credits transferred to the Class B Member pursuant to this Agreement. If any Person other than the Class B Member (or its designee) attempts to claim the Portfolio Credits transferred to the Class B Member pursuant to this Agreement or in the event of any other breach of this Section 5.6(f), the Parties agree that remedies at law may be inadequate to protect the Class B Member, and the Company in advance agrees (i) that the Class B Member shall be entitled to seek without proof of actual damages or the necessity of posting any bond or other security, temporary, preliminary and permanent injunctive relief from any Governmental Authority of competent jurisdiction restraining the Company from committing or continuing any breach of this Section 5.6(f), and (ii) that it will promptly undertake all necessary actions to prevent such other Person from claiming such rights (including joining with or otherwise assisting the Class B Member in seeking the relief described in clause (i)).

(g) The Project may use fossil fuels as allowed under NAC Section 704.8891 to generate energy, provided that the use of such fossil fuels does not impair the Company’s ability to meet its obligations to distribute Portfolio Credits equal to the Annual PC Target to the Class B Member under Section 5.2.

(h) The Company shall promptly provide the Class B Member with copies of any orders, decrees, letters or other written communications to or from any Governmental Authority asserting or indicating that the Company or the Project is in violation of laws that relate to the Company or operation or maintenance of the Project that could have an adverse effect on the Class B Member or on the Company’s ability to deliver Portfolio Credits hereunder. The Company shall keep the Class B Member apprised of the status of any such matters.

(i) Prior to COD, the Company shall provide to the Class B Member a quarterly project report, which shall include information regarding the status of the Project, progress in obtaining any approvals or certificates in connection with achieving the COD, and a discussion of any foreseeable disruptions or delays. The quarterly project reports will cover calendar quarters (January through March, April through June, July through September, and

October through December, as applicable) and will be provided to the Class B Member no later than thirty (30) days after expiration of the applicable calendar quarter. In addition to any other requirements for commercial operation, the Company shall (i) provide notice to the Class B Member of its best estimate of the projected Operation Date and COD with each quarterly report, and (b) notify the Class B Member as soon as the Company becomes aware of any changes in such projected date, and such other data as the Class B Member may reasonably request to determine the Company’s compliance with its obligations hereunder and/or the Project’s progress toward commercial operation.

(j) The Company shall promptly notify the Class B Member when the Project has achieved the Operation Date. From and after the Operation Date until and including the COD, on a weekly basis, the Company will provide the Class B Member with a weekly written notification of the total energy generated by the Project on each day of the week, which notification may, notwithstanding Section 11.1, be delivered electronically. Such notification will fully reflect the generation data from the meter installed on the Project for the purpose of measuring electricity from the Project, unless no such meter is installed, in which case the Company will state the source of such data. If no energy is generated, then the notification will state so accordingly. The Company warrants that any notification pursuant to this Section 5.6(j) will be true and accurate in all respects.

(k) The Company shall, not later than sixty (60) days prior to the COD, file or cause to be filed an application pursuant to NAC Section 704.8921 with respect to the Project, to participate in the portfolio energy system, and to obtain a unique number assigned to the Project by the PC Administrator pursuant to NAC Section 704.8929(1)(d). Thereafter, the Company shall file all necessary reports of any changes as required by NAC Section 704.8927, and all quarterly reports required by NAC Section 704.8923.

ARTICLE 6. BOOKS OF ACCOUNT, RECORDS

AND REPORTS, FISCAL YEAR

Section 6.1 Books and Records. Proper and complete records and books of account shall be kept by the Company in which shall be entered fully and accurately all transactions and other matters relative to the Company’s business as are usually entered into records and books of account maintained by Persons engaged in businesses of a like character, including the Capital Account established for each Member. The Company books and records shall be kept in a manner determined by the Manager in its sole discretion to be most beneficial for the Company. The books and records shall at all times be maintained at the principal office of the Company and shall be open to the inspection and examination of the Members or their duly authorized representatives for a proper purpose as set forth in Section 18-305 of the Act during reasonable business hours and at the sole cost and expense of the inspecting or examining Member. The Company shall maintain at its principal office and make available to any Member or any designated representative of any Member a list of names, addresses and Interests of all Members.

Section 6.2 Annual Reports. Within 90 days after the end of each Fiscal Year, the Company shall send to each Person who was a Member at any time during such Fiscal Year a copy of Schedule K-1 to Internal Revenue Service Form 1065 (or any successor form) indicating such Member’s share of the Company’s income, loss, gain, expense and other items relevant for

Federal income tax purposes and corresponding analogous state and local tax forms; provided, however, that such 90-day period shall be reasonably extended to the extent it is not possible to provide the materials specified in this Section 6.2 within 90 days following the end of a Fiscal Year due to the failure of third parties (including Persons in which the Company has invested directly or indirectly) to provide information necessary to prepare such materials.

Section 6.3 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year; provided, however, that the last Fiscal Year of the Company shall end on the date on which the Company is terminated.

Section 6.4 Budgets. In addition to the rights of Members under Section 6.1, from time to time, upon the reasonable request of any Member, the Manager shall provide such Member with copies of such Project or Company related budgets as may have been prepared by the Company.

Section 6.5 Access to Information. With the understanding that each Member has a vested interest in monitoring the progress, development and operation of the Project, receiving information about the Company sufficient to make an informed decision regarding any future investment in the Company, and gathering accurate Project performance data, each Member shall be entitled to receive as reasonably requested from time to time, subject to the restrictions on confidentiality imposed on a Member under this Agreement and under the MPLA, as applicable, and on the Company under confidentiality agreements with third parties, copies of: (a) pro forma financial projections, estimated capital costs, permitting updates and/or copies of permits obtained, key contracts, contracts for construction, off take, financing and related matters, Project designs and engineering, construction schedules, operational data, capital cost estimates, and other information that may reasonably serve the information needs of the Members described above, (b) all information prepared for circulation or delivered to any investor or prospective investor in the Company for the purposes of evaluating an investment or potential investment in the Company, including without limitation, any offering memoranda, prospectuses, management or executive summaries, financial information, notes and comments, performance highlights, risk factors, and other investment related information, and (c) such additional information about the Company as it may reasonably request, including quarterly un-audited financial statements and quarterly updates on the status and timing of development, construction and completion of the Project; provided, that this Section 6.5 shall not obligate the Company or the Manager to create any information that does not already exist at the time of such request.

Section 6.6 Inspection Rights. Subject to the restrictions on confidentiality imposed on any Member under this Agreement and on the Company under confidentiality agreements with third parties, (a) in addition to any other rights possessed by any Member, each Member shall have the right upon reasonable notice, at reasonable times during usual business hours, without interrupting, or interfering with, the Project’s operations, and at such Member’s expense to visit and observe the construction and operation of the Project, and (b) each Class A Member shall also have the right, upon reasonable notice, at reasonable times during usual business hours, without interrupting, or interfering with, the Project’s operations, and at such Class A Member’s expense to bring non-Class A Member Persons to visit the site to view the Project operations up to and including the Core System and the gas cleaning train, specifically including observation of the gassifiers through exit of the class cleaning train, and other areas of the Project that can represent that commodity fuel products are actively produced as a result of the output of the Core System, and specifically including non-proprietary areas of the gas to liquids operations including storage and transfer, provided such Persons are accompanied by a representative of the Company, and such Persons agree to the Company’s standard terms and conditions with respect to site visits, which terms and conditions may include a limitation on the number of Persons participating in such site visit, the requirement that each such Person execute in advance of any site visit a confidentiality agreement reasonably acceptable in the general marketplace, and an acknowledgement that he or she has read, understands and agrees to (i) the terms and conditions of such confidentiality agreement, (ii) observe all safety procedures, (iii) stay within designated areas, and (iv) abide by any other rules deemed necessary or appropriate by the Company prior to or during such site visit.

Section 6.7 Restrictions on Access to Information. Notwithstanding anything to the contrary in Section 6.1, Section 6.5 or Section 6.6, or anything otherwise set forth elsewhere in this Agreement, or under applicable law, a Member (other than Fulcrum) shall not have any right to receive any information or materials that are, or are related to, document or embody the proprietary technologies, methods, processes, formulae and/or know-how of Fulcrum and its third party licensors. To the extent the foregoing information or materials are provided or disclosed to a Member or a Member’s Affiliates (other than Fulcrum) under the MPLA, such Member’s rights and obligations with respect thereto shall be governed by the MPLA (including Exhibit B thereof).

ARTICLE 7. POWERS, RIGHTS AND DUTIES OF THE MEMBERS

Section 7.1 Limitations. Other than as set forth in this Agreement, the Members shall not participate in the management or control of the Company’s business nor shall they transact any business for the Company, nor shall they have the power to act for or bind the Company, said powers being vested solely and exclusively in the Manager. Without limiting the generality of the foregoing, the Class B Member shall have no obligation to participate in the management or control of the Company’s business nor shall the Class B Member have any obligation to transact any business for the Company. The Members shall have no interest in the properties or assets directly owned by the Manager or in any equity interests in the Manager or in any proceeds of any sales of such properties, assets or equity by virtue of acquiring or owning an Interest in the Company.

Section 7.2 Liability. Subject to the provisions of the Act, no Member shall be liable for the repayment, satisfaction or discharge of any Company liabilities in excess of the amount of capital contributed by such Member. No Member shall be personally liable for the return of any portion of the Capital Contributions (or any return thereon) of any other Member.

Section 7.3 Priority. Except as otherwise provided in this Agreement, no Member shall have priority over any other Member as to Company allocations or distributions.

Section 7.4 No State-Law Partnership. The Members intend that the Company shall be a Delaware limited liability company and shall not be a partnership (including a limited partnership) or joint venture, and that no Member or Manager shall be a partner or joint venturer of any other Member or Manager for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

ARTICLE 8. POWERS, RIGHTS AND DUTIES OF THE MANAGER

Section 8.1 Authority.

(a) Subject to the limitations provided in this Agreement and except as specifically provided herein, the Manager may exercise all powers of the Company and do all such lawful acts and things that are not by this Agreement directed or required to be exercised or done by the Members themselves, including the exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Subject to any limitations provided in this Agreement, the Manager shall have the power to act for or bind the Company. Any action taken by the Manager in accordance with this Agreement shall constitute the act of and serve to bind the Company. In dealing with the Manager acting on behalf of the Company, no Person shall be required to inquire into the authority of the Manager to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Manager as set forth in this Agreement.

(b) Except as otherwise specifically provided herein, the Manager shall have all rights and powers of a “manager” under the Act, and shall have all authority, rights and powers in the management of the Company business to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

Section 8.2 Officers, Agents and Employees.

(a) Appointment and Term of Office. The Manager may appoint, and may delegate power to appoint, such officers, agents and employees as it may deem necessary or proper, who shall hold their offices or positions for such terms, have such authority and perform such duties as may from time to time be determined by or pursuant to authorization of the Manager. Except as may be prescribed otherwise by the Manager in a particular case, all such officers shall hold their offices at the pleasure of the Manager for an unlimited term and need not be reappointed annually or at any other periodic interval. Any action taken by an officer of the Company pursuant to authorization of the Manager shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on authority of such officers set forth in the authorization of the Manager.

(b) Resignation and Removal. Any officer may resign at any time upon written notice to the Company. Any officer, agent or employee of the Company may be removed by the Manager with or without cause at any time. The Manager may delegate such power of removal as to officers, agents and employees not appointed by the Manager.

(c) Compensation. The compensation of the officers of the Company shall be fixed by the Manager, but this power may be delegated by the Manager to any officer in respect of other officers under his or her control. In setting the compensation of the officers of the Company, the Manager shall be limited to commercially reasonable salaries customary for officers of similarly managed limited liability companies.

Section 8.3 Company Funds. Company funds shall be held in the name of the Company and shall not be commingled with those of any other Person. Company funds shall be used only for the business of the Company.

Section 8.4 Other Activities and Competition.

(a) Neither the Manager nor any of its Affiliates shall be required to manage the Company as its sole and exclusive function. The Manager shall devote such time to the Company’s business as the Manager, in its sole discretion, shall deem to be necessary to manage and supervise the Company’s business and affairs in an efficient manner. The Manager and its Affiliates may engage in or possess any interests in business ventures and may engage in other activities of every kind and description independently or with others in addition to those relating to the Company. Each Member authorizes, consents to and approves of such present and future activities by such Persons. Neither the Company nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to other ventures or activities of the Manager or its Affiliates or to the income or proceeds derived therefrom.

(b) Without limiting the forgoing, each Member expressly acknowledges and agrees that (i) the Manager and each of its Affiliates may have and may develop a strategic relationship with businesses that are and may be competitive or complementary with the Company and its subsidiaries, (ii) neither the Manager nor any of its Affiliates will be prohibited by virtue of its investment in the Company or its role as Manager from pursuing and engaging in any such activities, (iii) neither the Manager nor any of its Affiliates will be obligated to inform the Company of, or present the Company with, any such opportunity, relationship or investment, (iv) such Member will not acquire or be entitled to any interest or participation in any Other Business as a result of the participation therein of the Manager or any of its Affiliates, and (v) the involvement of the Manager or any of its Affiliates in any Other Business will not constitute a conflict of interest by such Persons with respect to, or breach of any duty owed to, the Company or one or more of its Members.

Section 8.5 Nature and Validity of Transactions with the Manager and Affiliates. Subject to Section 8.7(a)(v), the Manager or any Affiliate of the Manager may be employed or retained by the Company in any capacity at fair market value for the services provided, and subject to such limitation, the validity of any transaction, agreement or payment involving the Company and the Manager or any of its Affiliates shall not be affected by reason of the relationship between the Manager and such Affiliate or the approval of such transaction, agreement or payment by the Manager.

Section 8.6 Exculpation. No Indemnified Party shall be personally liable for the return of any portion of the Capital Contributions (or any return thereon) of any Member, provided, for the avoidance of doubt, the foregoing shall not limit damages an Indemnified Party may otherwise be obligated to pay for acts by such Indemnified Party in bad faith, with gross negligence, or with willful disregard. Subject to the foregoing, the return of such Capital Contributions (or any return thereon) shall be made solely from the Company’s assets. The Manager shall not, and no Member shall, be required to pay to the Company or to any Member any deficit in the Capital Account of any Member upon dissolution of the Company or otherwise. No Member shall have the right to demand or receive property other than cash for its Interest in the Company, subject to the determination of the Liquidator to distribute specific assets pursuant to Article 10. None of the Manager nor any of its Affiliates, any member, officer, agent or employee of the Manager or any of its Affiliates nor any other Indemnified Party shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any loss incurred as a result of any act or failure to act by such Person on behalf of the Company unless such loss has resulted from such Person’s fraud, willful misconduct or gross negligence.

Section 8.7 Minority Rights and Limits on the Power of the Manager.

(a) Anything in this Agreement to the contrary notwithstanding, no action shall be taken by the Manager, or by any officer, agent or employee of the Company, without the written consent or ratification of the specific act by all of the Class A Members given in this Agreement or by other written instrument executed and delivered by all of the Class A Members subsequent to the date of this Agreement, which would cause or permit the Company to:

(i) knowingly make, do or perform any act, or knowingly cause any act to be made, done or performed, which would make it impossible to carry on the ordinary business of the Company;

(ii) possess Company property, or assign Company property, for other than a Company purpose;

(iii) admit a Person as a Member, except as provided in this Agreement;

(iv) sell or transfer the assets of the Company to Fulcrum or a Fulcrum Affiliate; or

(v) pay fees or expenses to or enter into any contracts or agreements with any Member or any Affiliate of any Member other than on an arm’s length basis and no less favorable to the Company than a similar contract or agreement between the Company and an unrelated Person.

(b) Anything in this Agreement to the contrary notwithstanding, the Manager, or any officer, agent or employee of the Company, shall not authorize the issuance of an equity interest in the Company or any form of obligation convertible or exchangeable into an equity interest in the Company in a manner that adversely affects IMS Nevada’s rights with respect to distributions in respect of IMS’ Carried Interest, or which disproportionately adversely affects IMS Nevada’s rights under Section 5.1 with respect to other distributions (if any) to which IMS Nevada may be entitled, without the written consent of IMS Nevada.

(c) Anything in this Agreement to the contrary notwithstanding, the Manager, or any officer, agent or employee of the Company, shall not authorize the sale, transfer, assignment or other distribution of any Portfolio Credits by the Company in a manner that adversely affects the Class B Member’s rights with respect to the Class B Distributions or enter into any agreement or take any other action that adversely affects the Class B Member’s rights to receive the Portfolio Credits as provided in Section 5.2 without the written consent of the Class B Member.

Section 8.8 Tax Matters Partner. For purposes of Code Section 6231(a)(7), the “Tax Matters Partner” shall be Fulcrum for so long as Fulcrum remains a Member. If Fulcrum ceases to be a Member, the Tax Matters Partner shall be a Member appointed by a Majority-in-Interest of the Class A Members. The Tax Matters Partner is specifically directed and authorized to take whatever steps may be necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under the Regulations.

Section 8.9 Indemnification of the Manager, Officers and Agents.

(a) The Company shall indemnify and hold harmless the Manager and its Affiliates, and the former and current officers, agents and employees of the Company (each, an “Indemnified Party”), from and against any loss, expense, damage or injury suffered or sustained by them, by reason of any acts, omissions or alleged acts or omissions arising out of their activities on behalf of the Company or in furtherance of the interests of the Company, including any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim if the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claims are based were not a result of fraud, gross negligence or willful misconduct by such Indemnified Party. Any indemnification pursuant to this Section 8.9 shall only be from the assets of the Company.

(b) Expenses (including attorneys’ fees) incurred by an Indemnified Party in a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided that if an Indemnified Party is advanced such expenses and it is later determined that such Indemnified Party was not entitled to indemnification with respect to such action, suit or proceeding, then such Indemnified Party shall reimburse the Company for such advances.

(c) No amendment, modification or deletion of this Section 8.9 shall apply to or have any effect on the right of any Indemnified Party to indemnification for or with respect to any acts or omissions of such Indemnified Party occurring prior to such amendment, modification or deletion.

Section 8.10 Liability. The Manager shall not be liable for the repayment, satisfaction or discharge of any Company liabilities, unless otherwise provided for in this Agreement.

Section 8.11 Expenses. The Members, Manager, officers, agents and employees of the Company shall be entitled to receive out of Company funds reimbursement of all reasonable Company expenses expended by such Persons including, in the case of the Manager, reimbursement for office, overhead, payroll, employee benefits and general administrative costs and expenses reasonably allocated to the Company for management related duties hereunder, plus a mark-up of twenty percent (20%).

Section 8.12 Replacement Manager. In the event that the Manager shall have resigned as Manager of the Company, a Majority-in-Interest of the Class A Members shall appoint a successor Manager to perform the duties of Manager hereunder.

Section 8.13 Standard of Care. Notwithstanding anything to the contrary set forth in this Agreement or under applicable law, neither the Manager nor any officer of the Company shall be liable to the Company, any Member, any Assignee or any other equity holder in or creditor of the Company for any action taken on behalf of the Company, except for such actions as constitute gross negligence, fraud or willful misconduct, provided that, with respect to any actions or failures to take actions by the Manager that affect the ability of the Company to comply with Section 5.6 or to make distributions to the Class B Member pursuant to Section 5.2, the Manager shall undertake such actions in a good, workmanlike and efficient manner in accordance with applicable industry standards. To the extent the Manager or an officer of the Company has any liabilities or duties at law or in equity, including fiduciary duties or other standards of care, more expansive than those set forth in this Section 8.13, such liabilities and duties are hereby modified to the extent permitted under the Act to those set forth in the first sentence of this Section 8.13.

Section 8.14 Permitted Reorganization. Subject in all cases to Section 12.1(b), (a) the Members acknowledge that it may be appropriate and advantageous, including in order to facilitate financing, for the Members to hold their interests in the Company through an intermediate holding company, which intermediate holding company in turn owns an interest in the Company, and (b) accordingly, upon the request of the Manager, the Members shall promptly contribute their Interests in the Company to a new Delaware limited liability company under a limited liability company operating agreement that is substantively identical to this Agreement, and the Members agree to do all things reasonably requested by the Manager to effect such transaction. No such reorganization shall adversely affect the Class B Member’s rights with respect to the Class B Distributions.

ARTICLE 9. TRANSFERS OF INTEREST BY MEMBERS

Section 9.1 General. No Member may sell, assign, pledge or in any manner dispose of or create or suffer the creation of a security interest in or any encumbrance on all or a portion of its Interest in the Company (the commission of any such act being referred to as a “Transfer,” any person who effects a Transfer being referred to as a “Transferor” and any person to whom a Transfer is effected being referred to as a “Transferee”) except in accordance with the terms and conditions set forth in this Article 9. No Transfer of an Interest in the Company shall be effective until such time as all requirements of this Article 9 in respect thereof have been satisfied and, if consents, approvals or waivers are required by the Manager, all of the same shall have been confirmed in writing by the Manager. Any Transfer or purported Transfer of an Interest in the Company not made in accordance with this Agreement (a “Void Transfer”) shall be null and void and of no force or effect whatsoever. Any amounts otherwise distributable under Article 5 or Article 10 in respect of an Interest in the Company that has been the subject of a Void Transfer may be withheld by the Company until the Void Transfer has been rescinded, whereupon the amount withheld (after reduction by any damages suffered by the Company attributable to such Void Transfer) shall be distributed without interest.

Section 9.2 Transfer of Interest of Members.

(a) A Member may not Transfer all or any portion of its Interest in the Company to any Person without the consent of the Manager; provided, that, subject to Section

9.3, (i) a Class A Member may Transfer all or a portion of its Interest in the Company to one or more of its Permitted Transferees and (ii) the Manager’s consent to a Transfer by the Class B Member shall not be unreasonably withheld or delayed. Nothing contained in this Agreement shall limit or otherwise restrict the Class B Member’s right to transfer Portfolio Credits to any Person.

(b) The Transferee of a Class A Member’s Interest in the Company will be admitted to the Company as a Substituted Member if such Transferee is a Permitted Transferee or, if not, may be admitted to the Company as Substituted Member upon the prior consent of the Manager. If the Manager consents to a transfer of the Class B Member’s Interest in the Company pursuant to Section 9.2(a), the Transferee of the Class B Member’s Interest will be admitted to the Company as a Substituted Member. Unless a Transferee of a Member’s Interest in the Company is admitted as a Substituted Member under this Section 9.2(b), it shall have none of the powers of a Member hereunder and shall have only such rights of an assignee under the Act as are consistent with this Agreement. No Transferee of a Member’s Interest shall become a Substituted Member unless such Transfer shall be made in compliance with Sections 9.2(a) and 9.3.

(c) Upon the Transfer of the entire Interest in the Company of a Member and effective upon the admission of its Transferee as a Member, the Transferor shall be deemed to have withdrawn from the Company as a Member.

(d) Upon the death, dissolution, withdrawal in contravention of Section 10.1 or the bankruptcy of a Member (the “Withdrawing Member”), the Company shall have the right to treat such Member’s successor(s)-in-interest as assignee(s) of such Member’s Interest in the Company, with none of the powers of a Member hereunder and with only such rights of an assignee under the Act as are consistent with this Agreement. For purposes of this Section 9.2(c), if a Withdrawing Member’s Interest in the Company is held by more than one Person (for purposes of this clause (d), the “Assignees”), the Assignees shall appoint one Person with full authority to accept notices and distributions with respect to such Interest in the Company on behalf of the Assignees and to bind them with respect to all matters in connection with the Company or this Agreement.

(e) The Company shall reflect each Transfer and admission authorized under this Article 9 (including any terms and conditions imposed thereon by the Manager) by preparing an amendment to this Agreement, dated as of the date of such Transfer, to reflect such Transfer or admission.

Section 9.3 Further Requirements. In addition to the other requirements of Section 9.2, and unless waived in whole or in part by the Manager, no Transfer of all or any portion of an Interest in the Company may be made unless the following conditions are met:

(a) The Transferor or Transferee shall have paid all reasonable costs and expenses, including attorneys’ fees and disbursements and the cost of the preparation, filing and publishing of any amendment to this Agreement or the Certificate, incurred by the Company in connection with the Transfer;

(b) The Transferor shall have delivered to the Company a fully executed copy of all documents relating to the Transfer, executed by both the Transferor and the Transferee, and the agreement of the Transferee in writing and otherwise in form and substance reasonably acceptable to the Manager to:

(i) be bound by the terms imposed upon such Transfer by the terms of this Agreement; and

(ii) assume all obligations of the Transferor under this Agreement relating to the Interest in the Company that is the subject of such Transfer;

(c) The Manager shall have been reasonably satisfied, including, at its option, having received an opinion of counsel to the Company reasonably acceptable to the Manager, that:

(i) the Transfer will not cause the Company to be treated as an association taxable as a corporation for Federal income tax purposes;

(ii) the Transfer will not cause the Company to be treated as a “publicly traded partnership” within the meaning of Code Section 7704;

(iii) the Transfer will not violate the Securities Act or any other applicable Federal, state or non-United States securities laws, rules or regulations;

(iv) the Transfer will not cause some or all of the assets of the Company to be “plan assets” or the investment activity of the Company to constitute “prohibited transactions” under ERISA or the Code;

(v) the Transfer will not cause the Company to be an investment company required to be registered under the Investment Company Act of 1940, as amended;

(vi) the Transfer will not cause a breach of, or default under, any agreement to which the Company is a party; and

(d) the Transferee shall not be a Company Competitor.

Any waivers from the Manager under this Section 9.3 shall be given or denied as reasonably determined by the Manager.

Section 9.4 Consequences of Transfers Generally. In the event of any Transfer or Transfers permitted under this Article 9, the Transferor and the Interest in the Company that is the subject of such Transfer shall remain subject to this Agreement, and the Transferee shall hold such Interest in the Company subject to all unperformed obligations of the Transferor. Any successor or Transferee hereunder shall be subject to and bound by this Agreement as if originally a party to this Agreement.

(a) Unless a Transferee of a Member’s Interest becomes a Substituted Member, such Transferee shall have no right to obtain or require any information or account of

Company transactions, or to inspect the Company’s books or to vote on Company matters. Such a Transfer shall, subject to the last sentence of Section 9.1, merely entitle the Transferee to receive the share of distributions, Net Income, Net Loss and items of income, gain, deduction and loss to which the Transferor otherwise would have been entitled. Each Member agrees that such Member will, upon request of the Manager, execute such certificates or other documents and perform such acts as the Manager deems appropriate after a Transfer of such Member’s Interest in the Company (whether or not the Transferee becomes a Substituted Member) to preserve the limited liability of the Members under the laws of the jurisdictions in which the Company is doing business.

(b) The Transfer of a Member’s Interest in the Company and the admission of a Substituted Member shall not be cause for dissolution of the Company.

Section 9.5 Capital Account; Interest; Capital Contributions; Preferred Return. Any Transferee of a Member under this Article 9 shall, subject to the last sentence of Section 9.1, succeed to the portion of the Capital Account, Interest, Capital Contributions and Preferred Return Amount so Transferred to such Transferee.

Section 9.6 Additional Filings. Upon the admission of a Substituted Member under Section 9.2, the Company shall cause to be executed, filed and recorded with the appropriate governmental agencies such documents (including amendments to this Agreement) as are required to accomplish such substitution.

Section 9.7 Indirect Transfers. Notwithstanding anything to the contrary herein, if any Member is an entity that was formed solely for the purpose of acquiring an Interest or that has no substantial assets other than an Interest, such Member agrees that (a) its common stock, membership interests, partnership interests or other equity interests (and common stock, membership interests, partnership interests or other equity interests in any similar entities controlling such Member) will note the restrictions contained in this Article 9 and (b) no common stock, membership interests, partnership interests or other equity interests of such Member may be Transferred to any Person other than in accordance with the terms and provisions of this Article 9, as if such common stock, membership interests, partnership interests or other equity interests were Interests and the holders thereof were Members.

Section 9.8 Approved Sale.

(a) If one or more Class A Members beneficially owning Interests representing more than a 50% Class A Percentage Interest (the “Triggering Group”) approves the Sale of the Company (an “Approved Sale”), each Class A Member will consent to, cooperate with, and will not object or otherwise impede consummation of the Approved Sale; provided, that no Sale of the Company shall occur unless the Class B Member retains its rights to the Class B Distributions as described in Section 5.2 upon terms and conditions reasonably acceptable to the Class B Member. The Class B Member shall have no right to vote on a Sale of the Company.

(b) If the Approved Sale is structured as (i) a merger or consolidation, each Class A Member shall vote its Interests to approve such merger or consolidation, whether by written consent or at a Members meeting (as requested by the Triggering Group), (ii) a sale of

Interests, each Class A Member shall agree to sell, and shall sell, that portion of its Interests and rights to acquire Interests on the terms and conditions so approved; provided, that the Triggering Group shall have no right to cause IMS Nevada to sell any portion of the IMS’ Carried Interest as part of an Approved Sale unless such Approved Sale contemplates the sale of all of the Interests in the Company, or (iii) a sale of assets, each Class A Member shall vote its Interests to approve such sale and any subsequent liquidation of the Company or other distribution of the proceeds therefrom, whether by written consent or at a members meeting (as requested by the Triggering Group). In furtherance of the foregoing, each Class A Member shall (I) waive all dissenter’s rights, appraisal rights and similar rights in connection with such Approved Sale, and (II) take, with respect to such Person’s Interests, all necessary or desirable actions reasonably requested by the Triggering Group in connection with the consummation of the Approved Sale, including voting to approve such transaction and executing the applicable purchase agreement. In any Approved Sale, each holder of Class A Interests shall be obligated to make representations and warranties as to such Class A Member’s title to and ownership of Class A Interests, authorization, execution and delivery of relevant documents and instruments by such Class A Member, enforceability of relevant agreements against such Class A Member and other matters, to enter into covenants in respect of a Transfer of such Class A Member’s Interests in connection with such Approved Sale and to enter into indemnification obligations, in each case to the extent that the Triggering Group is similarly obligated. Notwithstanding the foregoing, no Class A Member shall be obligated to make any representation or warranties concerning the Company or its business, and any indemnification shall be limited to the amount of cash consideration plus any set-off or reduction in the value of any promissory note or deferred compensation received by such Member. Upon consummation of an Approved Sale, if a Class A Member has not delivered any documents and instruments as contemplated by this Section 9.8, such Member shall no longer be considered a holder of an Interest in the Company to the extent of the Approved Sale and such Member’s sole rights with respect to such Interest shall be to receive the consideration receivable in connection with such Approved Sale upon delivery of the appropriate documents and instruments.

(c) (i) In the case of an Approved Sale consisting of a sale of all of the Interests held by all Class A Members in the Company or a sale of all or substantially all of the Company’s assets, the portion of the net proceeds (whether cash or property) from such Approved Sale payable to each Class A Member shall be the portion of such net proceeds that would be distributed to such Member had the aggregate amount (in the case of cash net proceeds) or Value (in the case of non-cash net proceeds) of such net proceeds been distributed to the Class A Members pursuant to Section 5.1. (ii) In the case of an Approved Sale consisting of a sale of less than all of the Interests held by the Class A Members in the Company, the portion of the net proceeds (whether cash or property) from such Approved Sale shall be payable to each Class A Capital Member pro rata in proportion to the Interests so transferred by all Class A Capital Members.

(d) If the Company enters into any negotiation or transaction for which Rule 506 of the Securities Act (or any similar rule then in effect) may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each Member that is not an “accredited investor” shall, at the request of the Company or the Triggering Group, appoint a purchaser representative (as such term is defined in Rule 501 of the Securities Act) reasonably acceptable to the Company. If any Member appoints a purchaser representative designated by the Company, the Company shall pay the fees of such purchaser representative, but if any Member declines to appoint the purchaser representative designated by the Company such Member shall appoint another purchaser representative, and such Member will be responsible for the fees of the purchaser representative so appointed.

(e) The Company shall bear the costs of any sale of Interests pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all Members and are not otherwise paid by the Company the acquiring party. For purposes of this Section 9.8(e), costs incurred in exercising reasonable efforts to take all necessary actions in connection with the consummation of an Approved Sale in accordance with Section 9.8(a) shall be deemed to be for the benefit of all Members, except that costs incurred by any Member in connection with the Transfer of its own Interest or otherwise on its own behalf will not be considered costs of the transaction hereunder and will be the responsibility of such Member.

(f) In furtherance of the provisions of this Section 9.8, each Class A Member (and their successors, heirs, legal representatives, and permitted assigns and transferees) hereby (i) irrevocably appoints the Manager as such Member’s agent and attorney-in-fact (the “Drag-Along Agent”) (with full power of substitution) to execute all agreements (including any amendments to this Agreement), instruments and certificates and take all actions necessary or desirable to effectuate any Approved Sale as contemplated under this Section 9.8, and (ii) grants to each Drag-Along Agent a proxy (which shall be deemed to be coupled with an interest and to be irrevocable) to vote the Interests having voting power held by such Person and exercise any consent rights applicable thereto in favor of any such Approved Sale as provided in this Section 9.8; provided, however, that the Drag-Along Agent shall not exercise such powers-of-attorney or proxies with respect to any such Person unless such Person refuses or fails to timely comply with its obligations under this Section 9.8. THE AGREEMENTS CONTAINED IN THIS SECTION 9.8(f) ARE COUPLED WITH AN INTEREST AND EXCEPT AS PROVIDED IN THIS AGREEMENT MAY NOT BE REVOKED OR TERMINATED DURING THE TERM OF THIS AGREEMENT.

(g) Notwithstanding anything to the contrary herein, any Member may participate as a potential purchaser or bidder in any Approved Sale on the same terms and conditions as other potential purchasers and bidders.

Section 9.9 Right of First Offer. If Fulcrum intends to pursue any transaction in connection with which Fulcrum would be required to provide IMS Nevada a Co-Sale Notice under Section 9.10, then, prior to entering into any binding arrangements with any purchaser, Fulcrum shall first provide IMS Nevada notice of such intent, and for a period of thirty days shall make itself available to negotiate with IMS Nevada in good faith to determine if IMS Nevada and Fulcrum are each willing to enter into a substitute transaction that is acceptable to both IMS Nevada and Fulcrum, each in their sole discretion. If at the end of such thirty day period (as may be extended by the mutual agreement of such parties), IMS Nevada and Fulcrum have not reached such mutual agreement in writing, then Fulcrum shall be free to proceed with any such transaction with a third party on any terms or conditions in Fulcrum’s sole discretion, provided that such transaction is consummated within 180 days following expiration of such thirty day period (as extended); and provided, further, that if IET remains ready, willing and able to pursue a transaction it has proposed during the aforesaid thirty (30) day negotiation period, then

Fulcrum may proceed with any such third party transaction only if the terms are more favorable than the terms offered by IMS Nevada determined by Fulcrum in its good faith judgment, after taking into account all relevant factors.

Section 9.10 IMS Nevada’s Right of Co-Sale.

(a) Notice of Sales. Except as specifically set forth in clause (e) of this Section 9.10, this Section 9.10 applies only if IMS Nevada is a Class A Capital Member and provides IMS Nevada a co-sale right with respect to any Capital Member Interest held by IMS Nevada on the terms and conditions hereof. Except (i) for any Transfer in connection with Section 8.14, (ii) any Transfer of an Interest by a Member as collateral security for the obligations of such Member, or (iii) any Transfer to a Permitted Transferee, if (x) any Class A Member other than IMS Nevada proposes to Transfer Interests in the Company pursuant to a transaction approved by the Manager or (y) the Triggering Group decides to transfer less than all of the Interests held by the Class A Capital Members in an Approved Sale, and IMS Nevada is a Class A Capital Member, then such Class A Member (or the Triggering Group) shall promptly deliver a written notice (the “Co-Sale Notice”) to IMS Nevada prior to the closing of such Transfer. The Co-Sale Notice shall describe in reasonable detail the proposed transfer including, without limitation, the Interest to be Transferred, the nature of such Transfer, the total consideration to be paid, and the name and address of each prospective Transferee.

(b) Co-Sale Right. IMS Nevada shall have the right, exercisable upon written notice to the Company and the transferring Member within fifteen days after receipt of the Co-Sale Notice, to participate in such transaction solely with respect to that portion of its Class A Percentage Interest other than IMS’ Carried Interest described in such Co-Sale Notice on the same terms and conditions specified in the Co-Sale Notice (IMS Nevada, if electing to participate in the Transfer contemplated in the Co-Sale Notice, together with the transferring Member, shall be referred to herein as the “Selling Parties”). Failure of IMS Nevada to exercise its right as described herein within fifteen (15) days shall be deemed to be an election by IMS Nevada not to have exercised its right to participate in the transaction.

(c) Co-Sale Amount. To the extent the proposed purchaser is not willing to purchase all of the Interests as to which the Selling Parties have requested participation pursuant to Section 9.10(a), each Selling Party may Transfer in such a transaction described in Section 9.10(a) the pro rata percentage of such Selling Party’s Interest (or in IMS Nevada’s case, that portion of its Interest other than IMS’ Carried Interest) in relation to the total aggregate Interest being Transferred in such transaction.

(d) No Participation. If IMS Nevada elects not to participate in the sale of the Interest designated in the Co-Sale Notice within the time period specified in Section 9.10(a) above, then the transferring Member may consummate the Transfer referred to in the Co-Sale Notice to the prospective purchaser, provided such transaction (i) is completed within 180 days after the expiration of the Co-Sale Notice; (ii) is made at the price and on the terms designated in the Co-Sale Notice; and (iii) otherwise complies with the terms and conditions of this Agreement. Any proposed transfer on terms and conditions more favorable than those described in the Co-Sale Notice, as well as any subsequent proposed Transfer otherwise subject to this Section 9.10 shall be subject to the co-sale rights hereunder.

(e) Transactions Subject to Approved Sale and Co-Sale Rights. If the Triggering Group decides to transfer all of the Interests held by the Capital Members, but not IMS’ Carried Interest, in an Approved Sale, then the Triggering Group shall promptly deliver a written notice to IMS Nevada prior to the closing of such Transfer, and IMS Nevada shall have the right, exercisable upon written notice to the Company and the Triggering Group (the “Approved Sale Tag-Along Notice”) within fifteen days after receipt of such notice to participate in such Approved Sale with respect to IMS’ Carried Interest, and the transaction contemplated under this Section 9.10(e) shall have the same effect as if the Triggering Group had caused an Approved Sale of all of the Interests in the Company under Section 9.8 (including, for the avoidance of doubt, Section 9.8(c)(i)). For the avoidance of doubt, for any transaction under which the provisions of Section 9.8 and this Section 9.10 apply, Section 9.8 shall prevail.

Section 9.11 IMS Nevada’s Purchase Right. Manager shall use commercially reasonable efforts to expedite development and construction of the Project. If (a) Manager fails to use commercially reasonable efforts to expedite development and construction of the Project and (b) the Company has not commenced activities related to construction of the Project by December 31, 2009, then IMS Nevada shall have the right by written notice to Fulcrum to purchase from Fulcrum its entire Interest in the Company for a price equal to (i) Fulcrum’s aggregate Capital Contributions, less (ii) the value of any Company distributions theretofore received by Fulcrum, less (iii) 50% of amounts previously paid by the Company to any engineering firm for preliminary design work. The notice shall set forth the date of the closing of the purchase and sale contemplated by this Section 9.11, which date shall be not less than thirty days following the date of such notice. Each party shall bear its own costs and expenses incurred in connection with such purchase and sale. If IMS Nevada elects to purchase Fulcrum’s Interest under this Section 9.11, the Parent shall have the right (but not the obligation) to terminate the Master Purchase and License Agreement and any unperformed purchase orders entered to thereunder without payment or penalty and without any further liability to Fulcrum thereunder.

ARTICLE 10. RESIGNATION OF MEMBERS;

TERMINATION OF COMPANY; LIQUIDATION

AND DISTRIBUTION OF ASSETS

Section 10.1 Resignation of Members.

(a) Except as otherwise specifically permitted in this Agreement, a Member may not resign, retire or withdraw from the Company unless unanimously agreed to in writing by all other Members. The Manager (or, if the Manager shall have resigned, the remaining Members) shall reflect any such withdrawal by preparing an amendment to this Agreement, dated as of the date of such withdrawal, and the withdrawing Member (or such Member’s successors-in-interest) shall have none of the powers of a Member hereunder and shall only have such rights of an assignee of a limited liability company interest under the Act as are consistent with the other terms and provisions of this Agreement and with no other rights under this Agreement. The remaining Members may, in their sole discretion, cause the Company to distribute to the withdrawing Member the balance in its Capital Account on the date of withdrawal. Upon the distribution to the withdrawing Member of the balance in his Capital Account, the withdrawing Member shall have no further rights with respect to the Company.

Any Member resigning, retiring or withdrawing in contravention of this Section 10.1 shall indemnify, defend and hold harmless the Company, the Manager and all other Members from and against any losses, expenses, judgments, fines, settlements or damages suffered or incurred by the Company or any such other Member arising out of or resulting from such resignation, retirement or withdrawal.

(b) Notwithstanding the foregoing, at the end of the Term (subject to any extension of the Term pursuant to Section 5.2(d)) and satisfaction of all of the Class B Member’s distribution rights under Section 5.2, Fulcrum shall have the option to purchase the Class B Member’s Interest in the Company (the “Purchase Option”) by payment to the Class B Member of the balance of the Class B Member’s Capital Account at such time.

Section 10.2 Dissolution of Company.

(a) The Company shall be dissolved, wound up and terminated as provided herein upon the first to occur of the following:

(i) a decree of dissolution of the Court of Chancery of the State of Delaware pursuant to Section 18-802 of the Act;

(ii) the occurrence of any other event that would make it unlawful for the business of the Company to be continued; or

(iii) the written consent of each Member.

Except as expressly provided herein or as otherwise required by the Act, the Members shall have no power to dissolve the Company.

(b) In the event of the dissolution of the Company for any reason, the Manager or any liquidating agent or committee appointed by the Manager upon reasonable arms length transaction terms shall act as a liquidating agent (such liquidating agent or committee, in such capacity, is hereinafter referred to as the “Liquidator”) and shall commence to wind up the affairs of the Company and to liquidate the Company assets. The Members shall continue to share all income, losses and distributions during the period of liquidation in accordance with Articles 4 and 5. The Liquidator shall have reasonable discretion to determine the time, manner and terms of any sale or sales of Company assets pursuant to such liquidation, giving due regard to the activity and condition of the relevant market and general financial and economic conditions.

(c) The Liquidator shall have all of the rights and powers with respect to the assets and liabilities of the Company in connection with the liquidation and termination of the Company that the Manager would have with respect to the assets and liabilities of the Company during the term of the Company, and the Liquidator is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation and termination of the Company and the transfer of any Company assets.

(d) Notwithstanding the foregoing, a Liquidator which is not a Member shall not be deemed a Member and shall not have any of the economic interests in the Company of a Member; and such Liquidator shall be compensated for its services to the Company at normal, customary and competitive rates for its services to the Company, as reasonably determined by the Manager.

Section 10.3 Distribution in Liquidation. The Company’s assets shall be applied in the following order of priority:

(a) first, to pay the costs and expenses of the winding up, liquidation and termination of the Company;

(b) second, to creditors of the Company, in the order of priority provided by law, including fees, indemnification payments and reimbursements payable to the Members or their Affiliates, but not including those liabilities (other than liabilities to the Members for any expenses of the Company paid by the Members or their Affiliates, to the extent the Members are entitled to reimbursement hereunder) to the Members in their capacity as Members;

(c) third, to establish reserves reasonably adequate to meet any and all contingent or unforeseen liabilities or obligations of the Company; provided, however, that at the expiration of such period of time as the Liquidator may deem advisable, the balance of such reserves remaining after the payment of such contingencies or liabilities shall be distributed as hereinafter provided;

(d) fourth, to the Class B Member in the amount of the outstanding balance in its Capital Account; and

(e) fifth, the remainder to the Members pursuant to Section 5.1.

If the Liquidator, in its reasonable discretion, determines that Company assets other than cash are to be distributed, then the Liquidator shall cause the Value of the assets not so liquidated to be determined (with any such determination normally made by the Manager in accordance with the definition of “Value” being made instead by the Liquidator). Such assets shall be retained or distributed by the Liquidator as follows:

(i) the Liquidator shall retain assets having a value, net of any liability related thereto, equal to the amount by which the cash net proceeds of liquidated assets are insufficient to satisfy the requirements of clauses (a), (b), and (c) of this Section 10.3; and

(ii) the remaining assets shall be distributed to the Members in the manner specified in clauses (d) and (e) of this Section 10.3.

If the Liquidator, in its reasonable discretion, deems it not feasible or desirable to distribute to each Member its allocable share of each asset, the Liquidator may allocate and distribute specific assets to one or more Members as the Liquidator shall reasonably determine to be fair and equitable, taking into consideration, inter alia, the Value of such assets and the tax consequences of the proposed distribution upon each of the Members (including both distributees and others, if any). Any distributions in-kind shall be subject to such conditions relating to the disposition and management thereof as the Liquidator deems reasonable and equitable.

Section 10.4 Final Reports. Within a reasonable time following the completion of the liquidation of the Company’s assets, the Liquidator shall deliver to each of the Members a statement which shall set forth the assets and liabilities of the Company as of the date of complete liquidation and each Member’s portion of distributions pursuant to Section 10.3.

Section 10.5 Rights of Members. Each Member shall look solely to the Company’s assets for all distributions with respect to the Company and such Member’s Capital Contribution (including return thereof), and such Member’s share of profits or losses thereon, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member or the Manager. No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

Section 10.6 Deficit Restoration. Notwithstanding any other provision of this Agreement to the contrary, upon liquidation of a Member’s Interest in the Company (whether or not in connection with a liquidation of the Company), no Member shall have any liability to restore any deficit in its Capital Account. In addition, no allocation to any Member of any loss, whether attributable to depreciation or otherwise, shall create any asset of or obligation to the Company, even if such allocation reduces the Capital Account of any Member or creates or increases a deficit in such Capital Account; it is also the intent of the Members that no Member shall be obligated to pay any such amount to or for the account of the Company or any creditor of the Company. No creditor of the Company is intended as a third-party beneficiary of this Agreement nor shall any such creditor have any rights hereunder.

Section 10.7 Termination. The Company shall terminate when all property owned by the Company shall have been disposed of and the assets shall have been distributed as provided in Section 10.3. The Liquidator shall then execute and cause to be filed a Certificate of Cancellation of the Company.

ARTICLE 11. NOTICES AND VOTING

Section 11.1 Notices. All notices, demands or requests required or permitted under this Agreement must be in writing, and shall be made by hand delivery, certified mail, overnight courier service or facsimile to the address or facsimile number set forth below such Member’s name on the signature page hereto, but any party may designate a different address or facsimile number by a notice similarly given to the Company. Any such notice or communication shall be deemed given when delivered by hand, if delivered on a Business Day, the next Business Day after delivery by hand if delivered by hand on a day that is not a Business Day; four Business Days after being deposited in the United States mail, postage prepaid, return receipt requested, if mailed; on the next Business Day after being deposited for next day delivery with Federal Express or a similar overnight courier; when receipt is acknowledged, by facsimile confirmation if sent by facsimile on a Business Day; and the next Business Day following the day on which receipt is acknowledged by facsimile confirmation if sent by facsimile on a day that is not a Business Day.

Section 11.2 Voting. Any action requiring the affirmative vote of Members under this Agreement, unless otherwise specified herein, may be taken by vote at a meeting or, in lieu thereof, by written consent of Members holding the requisite Interest or, where expressly required by this Agreement or by applicable law, by all of the Members.

ARTICLE 12. AMENDMENT OF AGREEMENT

Section 12.1 Amendments.

(a) Amendments to this Agreement which do not adversely affect the right of any Member (other than Manager) in any material respect may be made by the Manager and a Majority-in-Interest of the Class A Members without the consent of any other Member. Without limiting the foregoing and for purposes of clarification, any amendments to Section 1.7, Section 8.7 or this Section 12.1 shall require the written consent of all of the Members. If any Member’s consent is not required for an amendment hereunder, the Company shall send to such Member a copy of such amendment to this Agreement within ten days after the effective date of such amendment.

(b) Notwithstanding any other provision of this Agreement (including Sections 8.14 and 9.8), this Agreement may not be amended or modified, without the prior written consent of IMS Nevada, in any manner that adversely affects IMS Nevada’s rights with respect to distributions in respect of the IMS’ Carried Interest (including, without limitation, any addition of Class B Members that are not transferees of a Class B Member or changes to Section 5.2 that adversely affects IMS Nevada’s rights with respect to distributions in respect of the IMS’ Carried Interest), or which disproportionately adversely affects IMS Nevada’s rights under Section 5.1 with respect to other distributions (if any) to which IMS Nevada may be entitled. In interpreting the foregoing sentence, in the event of the creation of any intermediate limited liability holding company as contemplated by Section 8.14, IMS Nevada’s rights under Section 5.1 shall be deemed not to have been adversely effected so long as (x) such holding company is entitled to the same economic interest as is referred to herein as IMS’ Carried Interest and (y) pursuant to the new limited liability company operating agreement of such holding company, IMS Nevada is entitled to 100% of such economic interest.

(c) Notwithstanding any other provision of this Agreement (including Sections 8.14 and 9.8), Section 5.2 and Section 5.6 may not be amended or modified, without the prior written consent of Barrick, which consent Barrick may withhold only if such Amendment adversely affects Barrick’s rights to receive Class B Distributions. In interpreting the foregoing sentence, in the event of the creation of any intermediate limited liability holding company as contemplated by Section 8.14, Barrick’s rights under Section 5.2 and Section 5.6 shall be deemed not to have been adversely effected so long as (x) such holding company is entitled to the same economic interest as is referred to herein as the Class B Distributions and (y) pursuant to the new limited liability company operating agreement of such holding company, Barrick is entitled to 100% of such economic interest.

Section 12.2 Amendment of Certificate. In the event that this Agreement shall be amended pursuant to this Article 12, the Manager shall amend the Certificate to reflect such change if the Manager deems such amendment of the Certificate to be necessary or appropriate.

ARTICLE 13. MISCELLANEOUS

Section 13.1 Confidentiality. Each party hereto agrees that, except with the prior written consent of the Manager, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement or the relationship of the parties contemplated hereby; provided, however, that confidential information may be disclosed to a party’s directors, partners, officers, employees, advisors, financing sources or representatives (provided that (1) such directors, partners, officers, employees, advisors, financing sources or representatives of any party will be informed by such party of the confidential nature of such information and shall be directed by such party to keep such information confidential in accordance with the contents of this Agreement and (2) each party will be liable for any breaches of this Section 13.1 by any of its directors, partners, officers, employees, advisors, financing sources or representatives). The confidentiality obligations of this Section 13.1 do not apply to any information, knowledge or data (i) which is publicly available or becomes publicly available through no act or omission of the party wishing to disclose the information, knowledge or data; or (ii) to the extent that it is required to be disclosed by any applicable law, regulation or legal process or by the rules of any stock exchange, regulatory body or governmental authority, including in connection with the resolution of any dispute hereunder or the Portfolio Credits. The provisions of this Section 13.1 shall survive termination of this Agreement.

Section 13.2 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. It supersedes any prior agreement or understandings among them with respect to the subject matter hereof, and it may not be modified or amended in any manner other than as set forth herein.

Section 13.3 Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the law of the State of Delaware.

Section 13.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

Section 13.5 Effect. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and permitted assigns.

Section 13.6 Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

Section 13.7 Counterparts. This Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of the signatures of each of the Members to one of such counterpart signature pages. All of such counterpart signatures pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

Section 13.8 Waiver of Partition. The Members hereby agree that the Company assets are not and will not be suitable for partition. Accordingly, each of the Members hereby irrevocably waives any and all rights (if any) that such Member may have to maintain any action for partition of any of such assets.

Section 13.9 Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

Section 13.10 Dispute Resolution. The following process is the exclusive process for resolving disputes related to the Agreement:

(a) Negotiation. The Members shall first attempt in good faith to resolve any dispute arising out of or in connection with this Agreement, or its performance including the existence and validity of the Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for the administration of this Agreement (a “Management Representative”). Within seven (7) days after determining to invoke dispute resolution, a Member shall provide the other Member(s) with a written notice of the dispute, a proposed means for resolving the same, and the support for such position. The receiving Member(s) shall respond with the same types of information within seven (7) days of receiving the first Member’s notice. Thereafter, Management Representatives of the Members shall meet to discuss the matter and attempt in good faith to reach a negotiated resolution of the dispute. If the Members have not agreed upon a resolution of the dispute within forty-five (45) days after the date of the original notice provided under this Section 13.10(a), or such other time period as the disputing Members may agree in writing to allow for discussions (“Negotiation Period”), then at any time after the end of the Negotiation Period, a Member may provide written notice to the other declaring an impasse (“Impasse Notice”) and initiating binding arbitration in accordance with the further provisions of Section 13.10(b).

(b) Binding Arbitration. Any dispute for which an Impasse Notice shall have been delivered under Section 13.10(a) shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in San Francisco, California under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Application of the Commercial Arbitration Rules shall be subject to the following: there shall be a single neutral arbitrator, selected by the Parties and notified to the AAA within twenty (20) days after the AAA serves the confirmation of notice of filing of the arbitration demand. If the Members fail to agree on the appointment of a single neutral arbitrator within that time period, and have not otherwise mutually agreed to extend that time period, then the AAA shall make the appointment.

(c) Equitable Remedies. Notwithstanding any provision to the contrary in this Section 13.10, the Members shall be entitled to seek injunctive relief or specific performance in a court of law with respect to disputes arising under this Agreement.

Section 13.11 Press Releases. No Member shall be permitted to make any public disclosure (including any press release) either in writing or orally with respect to this Agreement or the transactions contemplated hereby without the consent of the other Members, which consent shall not be unreasonably withheld, denied or delayed, except as required by law, regulation or stock exchange rule.

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

FULCRUM SIERRA BIOFUELS, LLC

IN WITNESS WHEREOF, the undersigned Manager has caused this counterpart signature page to the Second Amended and Restated Limited Liability Company Agreement of FULCRUM SIERRA BIOFUELS, LLC, dated as of             , 2011, to be duly executed as of the date first above written.

MANAGER

FULCRUM SIERRA HOLDINGS, LLC

By:

Name:

Title:

Address for Notices:

Fulcrum Sierra Holdings, LLC

c/o Fulcrum BioEnergy, Inc.

4900 Hopyard Road, Suite 220

Pleasanton, CA 94588

Attn:	Richard D. Barraza

Phone:	(925) 730-0150

Fax:	(925) 730-0157

[Signature Page to Second Amended and Restated LLC Agreement]

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

FULCRUM SIERRA BIOFUELS, LLC

IN WITNESS WHEREOF, the undersigned Member has caused this counterpart signature page to the Second Amended and Restated Limited Liability Company Agreement of FULCRUM SIERRA BIOFUELS, LLC, dated as of             , 2011, to be duly executed as of the date first above written.

CLASS A MEMBER

FULCRUM SIERRA HOLDINGS, LLC

By:

Name:

Title:

Address for Notices:

Fulcrum Sierra Holdings, LLC

c/o Fulcrum BioEnergy, Inc.

4900 Hopyard Road, Suite 220

Pleasanton, CA 94588

Attn:	Richard D. Barraza

Phone:	(925) 730-0150

Fax:	(925) 730-0157

[Signature Page to Second Amended and Restated LLC Agreement]

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

FULCRUM SIERRA BIOFUELS, LLC

IN WITNESS WHEREOF, the undersigned Member has caused this counterpart signature page to the Second Amended and Restated Limited Liability Company Agreement of FULCRUM SIERRA BIOFUELS, LLC, dated as of             , 2011, to be duly executed as of the date first above written.

CLASS A MEMBER

IMS NEVADA LLC

By:	InEnTec LLC

Its:	Sole Member

By:

Name:

Title:

Address for Notices:

Attn:

Phone:

Fax:

e-mail:

[Signature Page to Second Amended and Restated LLC Agreement]

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

FULCRUM SIERRA BIOFUELS, LLC

IN WITNESS WHEREOF, the undersigned Member has caused this counterpart signature page to the Second Amended and Restated Limited Liability Company Agreement of FULCRUM SIERRA BIOFUELS, LLC, dated as of             , 2011, to be duly executed as of the date first above written.

CLASS B MEMBER

BARRICK GOLDSTRIKE MINES INC.

By:

Its:

By:

Name:

Title:

Address for Notices:

Barrick Goldstrike Mines Inc.

136 E. South Temple, Suite 1800

Salt Lake City, UT 84111

Attn:	Regional Counsel

Phone:	801-990-3900

Fax:	801-359-0875

e-mail:

[Signature Page to Second Amended and Restated LLC Agreement]

EXHIBIT A

INITIAL PERCENTAGE INTERESTS

Class A Interests

Member	Initial Percentage Interest

Fulcrum Sierra Holdings, LLC	90%

IMS Nevada LLC	10%

Class B Interests

Member	Initial Percentage Interest

Barrick Goldstrike Mines Inc.	100%

[Exh. A-1]

EXHIBIT B

RAMP-UP PC TARGET

During the Ramp-up Period, the Manager shall not be required to distribute Available Cash in lieu of Portfolio Credits if the following Ramp-up PC Target Levels are achieved:

a) Year 1 Ramp-up PC Target Level. For the Fiscal Year in which COD occurs, the Ramp-up PC Target Level shall be equal to (A) 70% multiplied by the quotient of the number of days from COD to the end of the Fiscal Year in which COD occurs, divided by 365, (B) multiplied by the Annual PC Target.

b) Year 2 Ramp-up PC Target Level. For the Fiscal Year in which the first anniversary of COD occurs, the Ramp-up PC Target Level shall be equal to (A) the sum of (I) 70% multiplied by the quotient of the number of days from the beginning of the Fiscal Year in which the first anniversary of COD occurs to the first anniversary of COD, divided by 365, and (II) 80% multiplied by the quotient of the number of days from the first anniversary of COD to the end of the Fiscal Year in which the first anniversary of COD occurs, divided by 365, (B) multiplied by the Annual PC Target.

c) Year 3 Ramp-up PC Target Level. For the calendar year in which the second anniversary of COD occurs, the Ramp-up PC Target Level shall be equal to (A) the sum of (I) 80% multiplied by the quotient of the number of days from the beginning of the Fiscal Year in which the second anniversary of COD occurs to the second anniversary of COD, divided by 365, and (II) 90% multiplied by the quotient of the number of days from the second anniversary of COD to the end of the Fiscal Year in which the second anniversary of COD occurs, divided by 365, (B) multiplied by the Annual PC Target.

d) Year 4 Ramp-up PC Target Level. For the Fiscal Year in which the third anniversary of COD occurs, the Ramp-up PC Target Level shall be equal to (A) the sum of (I) 90% multiplied by the quotient of the number of days from the beginning of the Fiscal Year in which the third anniversary of COD occurs to the third anniversary of COD, divided by 365, and (II) 100% multiplied by the quotient of the number of days from the third anniversary of COD to the end of the Fiscal Year in which the third anniversary of COD occurs, divided by 365, (B) multiplied by the Annual PC Target.

[Exh. B-1]

Schedule 3.1(d)

Litigation

None.

Schedules – 1

Schedule 3.1(e)

Ownership of Equity Interests

None.

Schedules – 2

Schedule 3.1(f)

Governmental Approvals

The following consents, filings and notices with Governmental Authorities have been or will be obtained or made by the dates specified below:*

Agency	Permit	Status

NDEP – Bureau of Waste Management (“BWM”)	Process Facility Solid Waste Operating Permit	Application Submitted: March 2009 Estimated Issue Date: July 2011

NDEP – BWPC	NPDES Storm Water Discharge Permit - Construction General Permit	At least two days prior to Construction, submit Notice of Intent and implement Stormwater Pollution Prevention Plan (“SWPPP”)

NDEP – BWPC	NPDES Storm Water Discharge Permit – Industrial Activity General Permit	At least 24 hours prior to Operations start-up, submit Notice of Intent and implement SWPPP

Division of Industrial Relations, Mechanical Unit	Pressure Vessel Permit	Prior to Construction

Storey County Building Department	Grading Permit	Prior to Construction

Storey County Building Department	Building Permits	Prior to Construction

Storey County Fire Department	Fire and Life Safety Plan	Prior to Construction

Storey County Fire Department	Hazardous Materials Inventory Statement	To be submitted 30 days prior to the storage of hazardous materials

Storey County Fire Department	Fire Alarm System Detection Permit	Prior to Construction

Storey County Fire Department	Fire Suppression System Permit	Prior to Construction

Tahoe-Reno Industrial (“TRI”) Center - Architectural Review Committee (“ARC”)	ARC Design Approval	Concurrent with Building Permit application submittal

Storey County Building Department	Occupancy Permit	Issued upon completion of Construction

*	See also disclosures under Schedule 3.1(k).

Schedules – 3

Schedule 3.1(i)

Compliance with Applicable Law

None.

Schedules – 4

Schedule 3.1(j)

Environmental Matters

None.

Schedules – 5

Schedule 3.1(k)

Permits

The following Permits have been or will be obtained by the Company by the dates specified below:*

Agency	Permit	Status

Nevada Division of Environmental Protection (“NDEP”) - Bureau of Air Pollution Control (“BAPC”)	Class II Air Quality Operating Permit	Issued: August 23, 2010 Facility Id. No. A0921 Permit No. AP 2869-2382

NDEP – Bureau of Water Pollution Control (“BWPC”)	NPDES Groundwater Discharge Permit for Industrial Wastewater Retention Basin	Issued: November 24, 2010 Permit No.NEV2011500

Storey County Planning Commission	Special Use Permit (“SUP”)	Issued: March 5, 2009 SUP No. 2009-034 Extended: March 5, 2010

TRI General Improvement District (“TRIGID”)	Water “Will Serve” Letter	Issued: June 7, 2010

TRIGID	Sewer “Will Serve” Letter	Issued: June 7, 2010

NDEP – Bureau of Waste Management (“BWM”)	Process Facility Solid Waste Operating Permit	Application Submitted: March 2009 Estimated Issue Date: July 2011

NDEP – BWPC	NPDES Storm Water Discharge Permit - Construction General Permit	At least two days prior to Construction, submit Notice of Intent and implement Stormwater Pollution Prevention Plan (“SWPPP”)

NDEP – BWPC	NPDES Storm Water Discharge Permit – Industrial Activity General Permit	At least 24 hours prior to Operations start-up, submit Notice of Intent and implement SWPPP

Division of Industrial Relations, Mechanical Unit	Pressure Vessel Permit	Prior to Construction

Storey County Building Department	Grading Permit	Prior to Construction

Storey County Building Department	Building Permits	Prior to Construction

Storey County Fire Department	Fire and Life Safety Plan	Prior to Construction

Schedules – 6

Agency	Permit	Status

Storey County Fire Department	Hazardous Materials Inventory Statement	To be submitted 30 days prior to the storage of hazardous materials

Storey County Fire Department	Fire Alarm System Detection Permit	Prior to Construction

Storey County Fire Department	Fire Suppression System Permit	Prior to Construction

Tahoe-Reno Industrial (“TRI”) Center - Architectural Review Committee (“ARC”)	ARC Design Approval	Concurrent with Building Permit application submittal

Storey County Building Department	Occupancy Permit	Issued upon completion of Construction

*	See also disclosures under Schedule 3.1(f).

Schedules – 7

Schedule 3.1(l)

Real Property

1.	Fee Simple Title.

The Company owns fee simple title in the following three parcels of real property situated in the County of Storey, State of Nevada, as more particularly described below:

APN: portion of 004-153-69

Parcel 1:

Parcel 2009-3 of Record of Survey Map No. 110832, filed in the office of the County Recorder of Storey County, state of Nevada on March 6, 2009, as File No. 110832, of Official Records described as follows:

Description of a portion of Parcel 2008-13 as shown on Record of Survey for TAHOE RENO INDUSTRIAL CENTER, UC recorded as file No. 108827 April 15, 2008, in the official records of Storey County, Nevada, said parcel of land being located in sections 10 and 11, Township 19 North, Range 22 East, Mount Diablo Meridian and more fully described as follows:

COMMENCING at the South quarter corner of said Section 10 from which the southeast corner of said Section 10 bears South 89°20’05” East a distance of 2638.11 feet;

Thence North 39°28’59” East a distance of 2902.42 feet to the Northwesterly corner of said Parcel 2008-13, a found 5/8” rebar capped PLS 10836 as shown on said Record of Survey;

Thence along the north boundary line of said parcel 2008-13, South 70°13’20” East a distance of 1020.46 feet to the POINT OF BEGINNING;

Thence continuing along said north boundary line, South 70°13’20” East a distance of 900.17 feet to a found 5/8” rebar capped PLS 10836;

Thence continuing along said north boundary line along a tangent curve to the left having a radius of 605.00 feet, through a central angle of 21°52’09”, the chord of which bears South 81°09’24” East a distance of 229.52 feet for an arc length of 230.92 feet to a found S/8” rebar capped PLS 10836, said point being on the west right of way line of Peru Drive as shown on said Record of Survey;

Schedules – 8

Thence along said west right of way line, South 10°38’47” East a distance of 571.63 feet to a found 5/8” rebar capped PLS 10836;

Thence departing said west right of way line, along the south boundary line of said Parcel 2008-13, South 79°21’13” West a distance of 70.45 feet;

Thence continuing along said south boundary line, along a tangent curve to the right having a radius of 580.00 feet, through a central angle of 30°25’27”, the chord of which bears North 85°26’03” West a distance of 304.38 feet for an arc length of 307.98 feet to a found 5/8” rebar capped PLS 10836;

Thence continuing along said south boundary line, North 70°13’20” West a distance of 1060.54 feet;

Thence departing said boundary line North 19°46’40” East a distance of 564.92 feet to the POINT OF BEGINNING.

Parcel 2:

An easement for access and utility purposes over Peru Drive shown as Parcels 2008-41 and 2008-42 on Record of Survey Map No. 1096071 filed in the office of the County Recorder of Storey County, State of Nevada on August 12, 2008, as File No. 109607, of Official Records, and conveyed by document recorded January 3, 2007, In Book 229, Page 940, as Document No. 105666 of Official Records.

Parcel 3:

An easement for access and utility purposes as set forth in Access and Utility Easement recorded April 10, 2008 in Book 2481 Page 155, as Document No. 108826 of Official Records.

A.P.N.004-153-69

2.	Drainage Easement

The Company has a nonexclusive drainage easement across parcel 2009-4, formerly parcel 2008-13 of the Tahoe-Reno Industrial Center.

Schedules – 9

Schedule 3.1(o)

Material Contracts

The Material Contracts to which the Company is a party or by which its assets are bound are listed below:

Agreement/Contract	Status

Technology

Master Purchase and Licensing Agreement Between Integrated Environmental Technologies LLC (IET) and Fulcrum BioEnergy, Inc.	Executed April 1, 2008

Development Agreement by and Among Fulcrum Technology Company, LLC, Nipawin Biomass Ethanol New Generation Co-operative LTD. (Nipawin) and Saskatchewan Research Council (SRC)	Executed May 27, 2008

InEnTec LLC (IET) Purchase Order Contract and License for G500P PEM System	Executed May 1, 2009

Sierra BioFuels Plant

Purchase Agreement by and Among Fulcrum Sierra BioFuels, LLC, IMS Nevada LLC, and Integrated Environmental Technologies LLC (IET)	Executed April 1, 2008

Assignment and Assumption Agreement by and Between IMS Nevada LLC and Fulcrum Sierra BioFuels, LLC	Executed April 1, 2008

Contractual Terms and Agreement for Incentives by the Nevada Commission on Economic Development and Fulcrum Sierra BioFuels, LLC	Executed May 20, 2009

Ethanol Purchase and Sale Agreement Between Tenaska BioFuels, LLC and Fulcrum Sierra BioFuels, LLC	Executed April 16, 2010

Purchase and Sale Agreement and Escrow Instructions, as Amended Between Tahoe-Reno Industrial Center, LLC and Fulcrum Sierra BioFuels, LLC	Executed December 23, 2008

Water Supply Agreement by and Among Tahoe-Reno Industrial Center, LLC, Fulcrum Sierra BioFuels, LLC and TRI General Improvement District	Executed June 29, 2009

Drainage Easement by and Between Tahoe-Reno Industrial Center, LLC and Fulcrum Sierra BioFuels, LLC	Executed June 29, 2009

Engineering, Procurement and Construction Contract Between Fulcrum Sierra BioFuels, LLC and Fluor Enterprises, Inc.	Executed June 10, 2010

Feedstock Supply

Resource Recovery Supply Agreement Between Waste Connections of California, Inc. and Fulcrum Sierra BioFuels, LLC	Executed November 14, 2008

Scheduling Protocol Adoption Amendment by and Between Fulcrum Sierra BioFuels, LLC and Waste Connections of California, Inc.	Executed March 11, 2010

Waste Connections Letter Amendment to Resource Recovery Supply Agreement	Executed May 5, 2010

Feedstock Supply Agreement Between Fulcrum Sierra BioFuels, LLC and Waste Management of Nevada, Inc.	Executed September 3, 2010

Resource Recovery Supply Agreement Between Fulcrum Sierra BioFuels, LLC and Nortech Waste LLC	Executed June 18, 2008

Schedules – 10

Agreement/Contract	Status

Nortech Waste LLC Letter Amendment to Resource Recovery Supply Agreement	Executed February 16, 2009

Nortech Waste LLC Letter Amendment to Resource Recovery Supply Agreement	Executed May 5, 2010

Schedules – 11

Schedule 3.1(p)

Employee and Labor Matters

None.

Schedules – 12

Schedule 3.1(u)

Brokerage Fees

None.

Schedules – 13

Schedule 3.1(v)

Intellectual Property

Fulcrum Technology Company, LLC (“Fulcrum Technology”), an Affiliate of the Company, is party to that certain Development Agreement, dated as of May 27, 2008 (the “Development Agreement”), with Nipawin Biomass Ethanol New Generation Co-operative Ltd. (“Nipawin”) and Saskatchewan Research Council (“SRC”), which grants Fulcrum Technology a license to certain intellectual property owned by Nipawin and SRC and to be used in the development of the Project (the “N/S IP”). Pursuant to the terms of the Development Agreement, at Fulcrum Technology’s request Nipawin and SRC shall execute non-exclusive licenses to the N/S IP to certain Affiliates of Fulcrum Technology. A fully executed license agreement to the N/S IP will be obtained for the Company prior to Closing.

Schedules – 14